Master Manufacturing Services Agreement

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omission.	Exhibit 10.1

Master Manufacturing Services Agreement

14 JUNE 2017

Master Manufacturing Services Agreement

Table of Contents

ARTICLE 1		1

STRUCTURE OF AGREEMENT AND INTERPRETATION		1

1.1	MASTER AGREEMENT.	1
1.2	PRODUCT AGREEMENTS.	1
1.3	DEFINITIONS.	1
1.4	CURRENCY.	7
1.5	SECTIONS AND HEADINGS.	7
1.6	SINGULAR TERMS.	7
1.7	APPENDIX 1, SCHEDULES AND EXHIBITS.	7

ARTICLE 2		8

PATHEON'S MANUFACTURING SERVICES		8

2.1	MANUFACTURING SERVICES.	8
2.2	ACTIVE MATERIAL YIELD.	10

ARTICLE 3		11

CLIENT'S OBLIGATIONS		11

3.1	PAYMENT.	11
3.2	ACTIVE MATERIALS AND QUALIFICATION OF ADDITIONAL SOURCES OF SUPPLY.	12

ARTICLE 4		12

CONVERSION FEES AND COMPONENT COSTS		12

4.1	FIRST YEAR PRICING.	12
4.2	PRICE ADJUSTMENTS – SUBSEQUENT YEARS’ PRICING.	13
4.3	PRICE ADJUSTMENTS – CURRENT YEAR PRICING.	14
4.4	ADJUSTMENTS DUE TO TECHNICAL CHANGES OR REGULATORY AUTHORITY REQUIREMENTS.	15
4.5	MULTI-COUNTRY PACKAGING REQUIREMENTS.	15

ARTICLE 5		15

ORDERS, SHIPMENT, INVOICING, PAYMENT		15

5.1	ORDERS AND FORECASTS.	15
5.2	RELIANCE BY PATHEON.	16
5.3	MINIMUM ORDERS.	17
5.4	DELIVERY AND SHIPPING.	17
5.5	INVOICES AND PAYMENT.	17

ARTICLE 6		17

PRODUCT CLAIMS AND RECALLS		17

6.1	PRODUCT CLAIMS.	17
6.2	PRODUCT RECALLS AND RETURNS.	18
6.3	PATHEON’S RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCTS.	19
6.4	DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS.	20
6.5	HEALTHCARE PROVIDER OR PATIENT QUESTIONS AND COMPLAINTS.	20
6.6	SOLE REMEDY.	20

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Master Manufacturing Services Agreement

ARTICLE 7		22

CO-OPERATION		22

7.1	QUARTERLY REVIEW.	22
7.2	GOVERNMENTAL AGENCIES.	22
7.3	RECORDS AND ACCOUNTING BY PATHEON.	22
7.4	INSPECTION.	22
7.5	ACCESS.	22
7.6	NOTIFICATION OF REGULATORY INSPECTIONS.	23
7.7	REPORTS.	23
7.8	REGULATORY FILINGS.	23

ARTICLE 8		24

TERM AND TERMINATION		24

8.1	INITIAL TERM.	24
8.2	TERMINATION FOR CAUSE.	25
8.3	PRODUCT DISCONTINUATION.	25
8.4	OBLIGATIONS ON TERMINATION.	25

ARTICLE 9		26

REPRESENTATIONS, WARRANTIES AND COVENANTS		26

9.1	AUTHORITY.	26
9.2	CLIENT WARRANTIES.	27
9.3	PATHEON WARRANTIES.	27
9.4	PERMITS.	28
9.5	NO WARRANTY.	29

ARTICLE 10		29

REMEDIES AND INDEMNITIES		29

10.1	CONSEQUENTIAL AND OTHER DAMAGES.	29
10.2	LIMITATION OF LIABILITY.	29
10.3	PATHEON INDEMNITY.	29
10.4	CLIENT INDEMNITY.	30
10.5	REASONABLE ALLOCATION OF RISK.	30

ARTICLE 11		31

CONFIDENTIALITY		31

11.1	CONFIDENTIAL INFORMATION.	31
11.2	USE OF CONFIDENTIAL INFORMATION.	31
11.3	EXCLUSIONS.	31
11.4	PHOTOGRAPHS AND RECORDINGS.	32
11.5	PERMITTED DISCLOSURE.	32
11.6	MARKING.	33
11.7	RETURN OF CONFIDENTIAL INFORMATION.	33
11.8	REMEDIES.	33

ARTICLE 12		33

DISPUTE RESOLUTION		33

12.1	COMMERCIAL DISPUTES.	33
12.2	TECHNICAL DISPUTE RESOLUTION.	34

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Master Manufacturing Services Agreement

ARTICLE 13		34

MISCELLANEOUS		34

13.1	INVENTIONS.	34
13.2	INTELLECTUAL PROPERTY.	34
13.3	INSURANCE.	35
13.4	INDEPENDENT CONTRACTORS.	35
13.5	NO WAIVER.	35
13.6	ASSIGNMENT.	35
13.7	FORCE MAJEURE.	36
13.8	ADDITIONAL PRODUCT.	36
13.9	NOTICES.	36
13.10	SEVERABILITY.	37
13.11	ENTIRE AGREEMENT.	37
13.12	OTHER TERMS.	37
13.13	NO THIRD PARTY BENEFIT OR RIGHT.	37
13.14	EXECUTION IN COUNTERPARTS.	37
13.15	USE OF CLIENT NAME.	37
13.16	TAXES.	38
13.17	GOVERNING LAW.	39

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Master Manufacturing Services Agreement

MASTER MANUFACTURING SERVICES AGREEMENT

THIS MASTER MANUFACTURING SERVICES AGREEMENT (the "Agreement") is made as of 14 June 2017 (the “Effective Date”)

B E T W E E N:

PATHEON UK LIMITED, a corporation existing under the laws of England of Kingfisher Drive, Covingham, Swindon, SN3 5BZ

("Patheon"),

- and –

TETRAPHASE PHARMACEUTICALS, INC.,
a corporation existing under the laws of Delaware

of 480 Arsenal Street, Suite 100, Watertown, Massachusetts 02472, USA

("Client").

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:

ARTICLE 1

Structure of Agreement and Interpretation

1.1	Master Agreement.

This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may perform Manufacturing Services for Client or any Affiliate of Client, at the manufacturing site where Patheon or the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of multiple Products through Patheon’s global network of manufacturing sites through the issuance of site specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein.

1.2	Product Agreements.

This Agreement is structured so that a Product Agreement may be entered into by the parties for the manufacture of a particular Product or multiple Products at a Patheon manufacturing site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the Product Agreement expressly modify the terms and conditions of this Agreement in the Product Agreement.   Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1 hereto.

1.3	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

"Active Materials", “Active Pharmaceutical Ingredients” or “API” means the materials listed in a Product Agreement on Schedule D;

Master Manufacturing Services Agreement

"Active Materials Credit Value" means the value of the Active Materials for certain purposes of this Agreement, as set forth in a Product Agreement on Schedule D;

“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);

“Actual Yearly Volume” or “AYV” has the meaning specified in Section 4.2.1;

"Affiliate" means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or
(b)	a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or
(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party to this Agreement;

For this definition, "control" means the ownership of shares carrying at least a majority of the votes for the election of the directors;

“Annual Product Review Report” means the annual product review report prepared by Patheon or an Affiliate of Patheon as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

"Annual Report" means the annual report to the FDA prepared by Client regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

"Annual Volume" means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B of the applicable Product Agreement;

"Applicable Laws" means (i) for Patheon, the Laws of the jurisdiction where the Manufacturing Site is located and all other Laws applicable to the Manufacturing Services; and (ii) for Client and the Products, the Laws of all jurisdictions where the Products are manufactured, distributed, and marketed by or on behalf of Client as these are agreed and understood by the parties in this Agreement;

"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Breach Notice” has the meaning specified in Section 8.2(a);

"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in the United Kingdom or a federal or state holiday in Boston, Massachusetts, USA or the jurisdiction where the Manufacturing Site is located;

“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;

“Certificate of Analysis” means a document prepared by Patheon, signed by an authorized representative of Patheon, describing Specifications for, and testing methods applied to each

Master Manufacturing Services Agreement

batch of Product, and the results thereof and (a) listing the manufacturing date, unique batch number, and quantity of Product in such Batch, and (b) certifying that such batch was manufactured in accordance with Applicable Laws, including, without limitation cGMP.

“Certificate of Compliance” means a document, signed by an authorized representative of Patheon, attesting that a particular batch of Product was manufactured, filled, packaged and held in accordance with Applicable Laws, including, without limitation cGMP, and the Specifications.

"cGMPs" means, as applicable, current good manufacturing practices, including as described in:

(a)	Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;
(b)	EC Directive 2003/94/EC;
(c)	ICH Q7A “ICH Good Manufacturing Practices Guide for Active Pharmaceutical Ingredients”; and
(d)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with the latest Health Canada, Japanese PMDA (to the extent applicable), FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property (a) generated or derived by or on behalf of Client (i) before entering into this Agreement or (ii) during the Term and outside the performance of this Agreement, or (b) by Patheon while performing any Manufacturing Services or otherwise generated or derived by Patheon in its business which Intellectual Property is specific to, or is dependent upon, Client’s Active Material or Product;

“Client Property” has the meaning specified in Section 8.4(a)(v);

“Client-Supplied Components” means those Components to be supplied by Client as set forth in a Product Agreement or that have been supplied by Client;

"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture the Products in accordance with the Specifications, other than the Active Materials;

“Confidential Information” has the meaning specified in Section 11.1;

“CTD” has the meaning specified in Section 7.8(c);

“Deficiencies” have the meaning specified in Section 7.8(d);

"Deficiency Notice" has the meaning specified in Section 6.1(a);

“Delivery Date” means the date scheduled for shipment of Product under a Firm Order as set forth in Section 5.1(d);

“Disclosing Party” has the meaning specified in Section 11.1;

"EMA" means the European Medicines Agency, or any successor agency thereto;

Master Manufacturing Services Agreement

"FDA" means the United States Food and Drug Administration, or any successor agency thereto;

"Firm Orders" have the meaning specified in Section 5.1(c);

“Force Majeure Event” has the meaning specified in Section 13.7;

"GST" has the meaning specified in Section 13.16(a)(iii);

"Health Canada" means the section of the Canadian Government known as Health Canada, or any successor agency thereto, and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Importer of Record” has the meaning specified in Section 3.2(a);

“Initial Product Term” has the meaning specified in Section 8.1;

“Initial Term” has the meaning specified in Section 8.1;

"Intellectual Property" means (a) ideas, concepts, discoveries, inventions, developments, know-how, trade secrets, techniques, methodologies, formulae, processing parameters, designs, modifications, innovations, improvements, writings, documentation, electronic code, data and rights (whether or not protectable under state, federal or foreign patent, trademark, copyright or similar laws) or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable and (b) any and all rights in any of the foregoing, including without limitation, patents, trademarks, copyrights and trade secrets;

"Invention" means any innovation, improvement, modification, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

"Inventory" means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;

“Japanese PMDA” means the Japan Pharmaceuticals and Medical Devices Agency or any successor agency thereto;

"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

"Manufacturing Services" means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set forth in this Agreement, required to manufacture and supply Product or Products using the Active Materials and Components;

"Manufacturing Site" means the facility owned and operated by Patheon or an Affiliate of Patheon where the Manufacturing Services will be performed as identified in a Product Agreement;

Master Manufacturing Services Agreement

“Master Batch Record” or “MBR” shall mean the document containing the complete process for manufacturing the Product, including process parameters and process specifications.

“Materials” means all Components required to manufacture the Products in accordance with the Specifications, other than the Active Materials;

"Minimum Order Quantity" means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in a Product Agreement on Schedule B;

"Maximum Credit Value" means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth in a Product Agreement on Schedule D;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means an entity that derives greater than [**] percent ([**]%) of its revenues from performing contract pharmaceutical development or commercial manufacturing services pursuant to agreements with unrelated third party entities;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, Client’s Active Material or Product including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products, drug product dosage forms or drug delivery systems unrelated to the specific requirements of the Product(s);

“Price” means the price set forth in the applicable Product Agreement, measured in U.S. dollars (if the Manufacturing Site is located in North America) or Euros (if the Manufacturing Site is located outside North America) unless agreed otherwise in a Product Agreement, to be charged by Patheon for performing the Manufacturing Services, and includes the cost of Components (other than Client-Supplied Components), certain cost items as set forth in a Product Agreement on Schedule B, and annual stability testing costs as set forth in a Product Agreement on Schedule C;

"Product(s)" means the product(s) listed in a Product Agreement on Schedule A;

“Product Agreement” means the agreement between Patheon and Client issued under this Agreement in the form set forth in Appendix 1 (including Schedules A to D) under which Patheon will perform Manufacturing Services at a particular Manufacturing Site;

“Product Claims” have the meaning specified in Section 6.3(c);

"Quality Agreement" means the agreement (the general form of which is set forth in Exhibit B) between the parties entering a Product Agreement, or between the applicable Affiliate of Patheon and Client if the Manufacturing Services are subcontracted to such Affiliate by Patheon, that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

Master Manufacturing Services Agreement

"Regulatory Authority" means the FDA, EMA, Health Canada, Japanese PMDA (to the extent applicable) and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;

“Regulatory Approval” has the meaning specified in Section 7.8(a);

“Remediation Period” has the meaning specified in Section 8.2(a);

“Representatives” means a party’s directors, officers, employees, advisers, agents, consultants, subcontractors (only to the extent approved by Client with respect to Patheon subcontractors),  professional advisors, or other representatives;

“Resident Jurisdiction" has the meaning specified in Section 13.16(a)(i);

“Shortfall Credit” has the meaning specified in Section 2.2(b);

"Specifications" means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:

(a)	specifications for Active Materials and Components;
(b)	manufacturing specifications, directions, and processes;
(c)	storage requirements;
(d)	all environmental, health and safety information for each Product including material safety data sheets; and
(e)	the finished Product specifications, packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;

“Target Yield” has the meaning specified in Section 2.2(a);

“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);

"Tax" or "Taxes" have the meaning specified in Section 13.16(a);

"Technical Dispute" has the meaning specified in Section 12.2;

"Territory" means the geographic area described in a Product Agreement where Products manufactured by Patheon will be distributed by Client;

“Third Party” means a party other than Patheon or its Affiliates or Client or its Affiliates.

"Third Party Rights" means the Intellectual Property of any Third Party;

"VAT" has the meaning specified in Section 13.16(d);

Master Manufacturing Services Agreement

"Year" means in the first year of this Agreement or in the first year of a Product Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year;

“Yearly Forecast Volume” or “YFV” has the meaning specified in Section 4.2.1;

“Zero Forecast Period” has the meaning specified in Section 5.1(f).

1.4	Currency.

Unless otherwise agreed in a Product Agreement, all monetary amounts expressed in this Agreement are in United States dollars (USD) (if the Manufacturing Site is located in North America) or Euros (if the Manufacturing Site is located outside North America).

1.5	Sections and Headings.

The division of this Agreement into Articles, Sections, Subsections, an Appendix, Schedules and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section, Appendix, Schedule or Exhibit refers to the specified Section, Appendix, Schedule or Exhibit to this Agreement.  In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix, Schedule or Exhibit of this Agreement.

1.6	Singular Terms.

Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

1.7	Appendix 1, Schedules and Exhibits.

Appendix 1 (including the Schedules thereto) and the following Exhibits are attached to, incorporated in, and form part of this Agreement:

Appendix 1  -  Form of Product Agreement (Including Schedules A to D)

Exhibit A  -  Technical Dispute Resolution

Exhibit B  -  Commercial Quality Agreement

Exhibit C  -  Quarterly Active Materials Inventory Report

Exhibit D  -  Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield

Master Manufacturing Services Agreement

ARTICLE 2

PATHEON'S MANUFACTURING services

2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services for the Territory for the fees specified in a Product Agreement in Schedules B and C to manufacture Products for Client or its Affiliate (which shall mean that either Client or its Affiliate would enter into a Product Agreement with Patheon).  Schedule B to a Product Agreement sets forth a list of cost items that are included in the Price for Products; all cost items that are not included in the Price are subject to additional fees to be paid by the Client.  Amendments to the fees set out in Schedules B and C to a Product Agreement will be performed in accordance with the price adjustment mechanisms as set forth in Article 4. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client. In performing the Manufacturing Services, Patheon and Client agree that:

(a)	Conversion of Active Materials and Components. Patheon will convert Active Materials and Components into Products.
(b)

Master Batch Record.  The Master Batch Record shall be reviewed and approved in writing by Patheon and by Client prior to commencement of Manufacturing Services. Any material change to an approved Master Batch Record shall be reviewed and approved in writing by Patheon and by Client prior to said change being implemented.  Each batch of Product shall be manufactured by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such batch of Product shall be assigned a unique batch number. Any deviation from the manufacturing process specified in the Master Batch Record must be documented in the batch record for that batch.

(c)

Quality Control and Quality Assurance.  Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement and otherwise as required to comply with cGMP.  Batch review and release to Client will be the responsibility of Patheon’s quality assurance group.  Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures.  Each time Patheon ships Products to Client, it will give Client a Certificate of Analysis and Certificate of Compliance, BSE/BTE and melamine statement, and a statement that the batch has been manufactured and tested in accordance with Specifications and cGMPs.  Client will have sole responsibility for the release of Products to the market. The form and style of batch documents, including, but not limited to, batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those batch documents is the exclusive property of Client.

(d)	Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon's expense and as required by the Specifications.
(e)

Stability Testing.  Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the separate fees and during the time periods set out in Schedule C to a Product Agreement.  Patheon will not make any changes to these testing protocols without prior written approval from Client.  If a confirmed stability test failure occurs, Patheon will notify Client within [**], after which Patheon and Client will jointly determine the proceedings and methods to be undertaken

Master Manufacturing Services Agreement

to investigate the cause of the failure, including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services or testing in accordance with the Specifications and cGMPs.  Client shall own all stability test data and results and Patheon will give Client all stability test data and results at Client’s request.

(f)

Packaging and Artwork.  Patheon will package the Products in accordance with the Specifications.  Client will own all artwork and shall be responsible for the cost of artwork development. Specifically, Client will be responsible for supplying Patheon with digital artwork necessary to enable Patheon to supply Products fully finished ready for sale by the Client, incorporating Client’s trademark(s), livery and text.  The Client will also be responsible for the cost of proofing and of production of the printing plates required by Patheon to assemble, package and supply the Products and for the approval of final proofs generated by the printer.  All such artwork, trademarks, livery and text shall be the property of Client and Patheon shall obtain no rights therein.  Patheon will determine and imprint the batch numbers and expiration dates for each Product shipped.  The batch numbers and expiration dates will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs.  Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products to the extent required by Applicable Law.  Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4.  Patheon's name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. If necessary, at least [**] days prior to the Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon, final artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications.  For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labeling of the Product.

(g)

Active Materials and Client-Supplied Components.  At least [**] days before the scheduled production date, Client will deliver the Active Materials and any Client-Supplied Components to the Manufacturing Site DDP (Incoterms 2010), at no cost to Patheon, with any VAT paid by Client, to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If the Active Materials and/or Client-Supplied Components are not received [**] days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials and/or Client-Supplied Components.  But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and the Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. For Active Materials or Client-Supplied Components which may be subject to import or export, Client agrees that it shall use commercially reasonable efforts to cause its vendors and carriers to comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism.

(h)

Validation Activities (if applicable).  Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products.  The fees for this service are not included in the Price and will be set out separately in Schedule C to a Product Agreement.

Master Manufacturing Services Agreement

(i)

Storage and Handling.  Patheon shall store and handle Components under appropriate GMP conditions for temperature, humidity, light and cleanliness and in accordance with any storage specifications agreed between the parties.  Patheon shall store and handle the Active Material Product in accordance with the Specifications and under appropriate GMP conditions for temperature, humidity, light and cleanliness.  In addition to the foregoing, Patheon shall store and handle the Active Materials and Products so as to prevent the commingling of same with Patheon’s own inventories and supplies, or those held by Patheon for Third Parties.

(j)

Subcontracting.  Patheon shall not subcontract or otherwise delegate any portion of its obligations under this Agreement without Client’s prior written approval other than to its Affiliates as provided for in Section 13.6(a).

(k)

Additional Services.  If Client requests services other than those expressly set forth herein or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate agreement signed by the parties. The terms and conditions of this Agreement will apply to these services.

2.2	Active Material Yield.
(a)

Reporting.  Patheon will give Client a quarterly inventory report of the Active Materials held by Patheon using the inventory report form set out in Exhibit C, which will contain the following information for the quarter:

Quantity Received:  The total quantity of Active Materials that complies with the Specifications and is received at the Manufacturing Site during the applicable period.

Quantity Dispensed:  The total quantity of Active Materials dispensed at the Manufacturing Site during the applicable period.  The Quantity Dispensed is calculated by adding the Quantity Received to the inventory of Active Materials that complies with the Specifications held at the beginning of the applicable period, less the inventory of Active Materials that complies with the Specifications held at the end of the period.  The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products and, for certainty, will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing as required under this Agreement (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities under this Agreement during the applicable period, including without limitation, any regulatory, stability, validation or test batches manufactured during the applicable period.

Quantity Converted:  The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.3(a) or 6.3(b)), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1or 6.2 because of Patheon’s failure to perform the Manufacturing Services and supply Product in accordance with Specifications, cGMPs, and Applicable Laws.

Master Manufacturing Services Agreement

Within [**] days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit D including the calculation of the "Actual Annual Yield" or "AAY" for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

Quantity Converted during the Yearx 100%

Quantity Dispensed during the Year

After Patheon has produced a minimum of [**] successful commercial production batches if the Manufacturing Site is outside of North America or [**] successful commercial production batches if the Manufacturing Site is in North America of Product and has produced commercial production batches for at least [**] months at the Manufacturing Site (collectively, the "Target Yield Determination Batches"), the parties will agree on the target yield for the Product at the Manufacturing Site (each, a "Target Yield"). The Target Yield will be revised annually to reflect the actual manufacturing experience as agreed to by the parties, such agreement not to be unreasonably withheld.

(b)

Shortfall Credit Calculation.  If the Actual Annual Yield falls more than [**] percent ([**]%) below the respective Target Yield in a Year, then the shortfall for the Year (the "Shortfall") will be calculated as follows:

Shortfall Credit = [**]

(c)

Credit for Shortfall.  If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than [**] days after the end of the Year. Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Exhibit D. Upon expiration or termination of a Product Agreement, any remaining credit owing under this Section will be paid to Client.  The Annual Shortfall, if any, will be disclosed by Patheon on the reconciliation report form.

(d)

Maximum Credit.  Patheon's liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.

(e)	No Material Breach. It will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield.

ARTICLE 3

CLIENT'S OBLIGATIONS

3.1	Payment.

Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C in a Product Agreement. These Prices may be subject to adjustment under other parts of this Agreement.

Master Manufacturing Services Agreement

3.2	Active Materials and Qualification of Additional Sources of Supply.
(a)

Client will at its sole cost and expense deliver the Active Materials to Patheon in accordance with Section 2.1(g). If applicable, Patheon and the Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement.  Title to the Active Materials will at all times remain the property of Client.  Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services for Client hereunder. Client will be responsible for paying for all rejected Product that arises from defects in the Active Materials which (i) could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications; and (ii) are not due to the failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws or the wilful misconduct of Patheon.

(b)

If Client asks Patheon to qualify an additional source for the Active Material or any Component, Patheon shall evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The parties will agree on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, this work at a minimum will include: (i) laboratory testing to confirm the Active Material meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on [**] months accelerated stability; and (iii) manufacture of [**] full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale).

(c)

Patheon will promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source; and Patheon and Client will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to certify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual certifications. If Patheon agrees to certify a Client designated additional sources of supply on behalf of Client, it will do so at Client’s expense.

ARTICLE 4

CONVERSION fees AND COMPONENT COSTS

4.1	First Year Pricing.

The Price for the first Year will be listed in Schedules B and C in a Product Agreement and will be subject to the adjustments set forth in Sections 4.2 and 4.3. Either party may, upon written notice to the other party, request that the Price be increased or decreased if there are changes to the underlying manufacturing, packaging or testing assumptions set forth in Schedule B of the Product Agreement that result in an increase or decrease in the cost of performing the Manufacturing Services. Within [**] days after receipt of such notice, the parties shall meet and negotiate in good faith an adjustment to the Price to reflect such increase or decrease due to the change in assumptions.  The party requesting such adjustment shall provide the other party supporting documentation to substantiate the requested adjustment to Price.

Master Manufacturing Services Agreement

4.2	Price Adjustments – Subsequent Years’ Pricing.

After the first Year of the Product Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:

(a)

Manufacturing and Stability Testing Costs. Patheon may adjust the conversion component of the Price and the annual stability testing costs for inflation, based upon the preliminary number for any increase in the inflation index stated in the Product Agreement in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing.  On or before [**] of each Year, Patheon will give Client a statement setting forth the calculation for the inflation adjustment to be applied in calculating the Price for the next Year. In no event shall any increase over the preceding Year pursuant to this Section 4.2(a) exceed [**] percent ([**]%) during the first [**] Years of a Product Agreement.  Thereafter, this restriction shall not apply.

(b)

Component Costs.  If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs at Patheon’s cost.  On or before [**] of each Year, Patheon will give Client information about the increase in Component costs which will be applied to the calculation of the Price for the next Year to reasonably demonstrate that the Price increase is justified.  But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(c)

Pricing Basis.  Client acknowledges that the Price in any Year is quoted based upon the Minimum Order Quantity and the Annual Volume specified in Schedule B to a Product Agreement.  The Price is subject to change if the specified Minimum Order Quantity changes or if the Annual Volume is not ordered in a Year.  For greater certainty, if Patheon and Client agree that the Minimum Order Quantity will be reduced or the Annual Volume in the lowest tier will not be ordered in a Year whether as a result of a decrease in estimated Annual Volume or otherwise and, as a result of the reduction, Patheon demonstrates to Client that its costs to perform the Manufacturing Services or to acquire the Components for the Product will increase on a per unit basis (including the amount of the increase), then Patheon may increase the Price by an amount sufficient to absorb the documented increased costs.  On or before [**] of each Year, Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year.  But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(d)

Tier Pricing (if applicable). The pricing in Schedule B of a Product Agreement is set forth in Annual Volume tiers based upon the Client’s volume forecasts under Section 5.1.  The Client will be invoiced during the Year for the unit price set forth in the Annual Volume tier based on the [**] month forecast provided in September of the previous Year.  Within [**] days after the end of each Year or of the termination of the Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by the Client during the Year with the pricing tiers.  If Client has overpaid during the Year, Patheon will issue a credit to the Client for the amount of the overpayment within [**] days after the end of the Year or will issue payment to the Client for the overpayment within [**] days after the termination of the Agreement.  If Client has underpaid during the Year, Patheon will issue an invoice to the Client under Section 5.5 for the amount of the underpayment within [**] days after the end of the Year or termination of the Agreement.  If Client disagrees with the reconciliation, the parties will work in good faith to resolve the disagreement amicably. If the parties are unable to resolve the disagreement within [**] days, the matter will be handled under Section 12.1.

Master Manufacturing Services Agreement

(e)

For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or before [**] of each Year a revised Schedule B to the Product Agreement to be effective for Product delivered on or after the first day of the next Year. If in any Year Patheon would have been entitled to increase the Price based on any of the provisions of this Section 4.2 but Patheon did not exercise its right to do so, then at the expiry of any subsequent Year, Patheon will be entitled to make cumulative adjustments as set out in Section 4.2 based on changes during all of the preceding Years since Patheon last adjusted the Price.

4.2.1	Price Adjustment due to Volume Changes from Yearly Forecast Volumes for Sterile Products.

On the execution of a Product Agreement, Client will give to Patheon a forecast of the volume of Product required for the first [**] Years of the Product Agreement (the “Yearly Forecast Volume” or “YFV”) that will become part of the Product Agreement.  If at the end of the first Year the aggregate actual volume of Product ordered by Client and invoiced by Patheon under Section 5.5 (“Actual Yearly Volume” or “AYV”) during the Year is less than the YFV as set out in the Product Agreement, then Client will pay Patheon for its non-absorbed fixed manufacturing costs incurred during the Year in an amount to be determined as follows:

Amount due to Patheon  =    [**].

On or before [**] of each Year, the parties will agree on the YFV for the next [**] Years of the Product Agreement on a rolling forward basis.  The forecast of the volume of Product for the [**] Year may not vary by more than [**]% from the original YFV for the [**] Year.  Once agreed, the YFV for the next Year will become binding on the parties and any amount due to Patheon will be determined as set forth above.

4.3	Price Adjustments – Current Year Pricing.

During any Year, the Prices set out in Schedule B of a Product Agreement will be adjusted as follows:

Extraordinary Increases in Component Costs.  If, at any time, market conditions result in Patheon's cost of Components being materially greater than normal forecasted increases, then Patheon will be entitled to adjust the Price for any affected Product to compensate it for the increased Component costs.  Changes materially greater than normal forecasted increases will have occurred if: (i) the cost of a Component increases by [**]% of the cost for that Component upon which the most recent Price or fee quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [**]% of the total Component costs for the Product upon which the most recent fee quote was based.  If Component costs have been previously adjusted to reflect an increase in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.

For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B to the Product Agreement and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified.  Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers.  The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B to the Product Agreement.

Master Manufacturing Services Agreement

4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements.

Amendments to the Specifications or the Quality Agreement requested by Client will be implemented only following a technical and cost review that Patheon will perform at Client’s cost and are subject to Client and Patheon reaching agreement on Price changes required because of the amendment. Amendments to the Specifications, the Quality Agreement, or the Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, the approval not to be unreasonably withheld, conditioned or delayed. If Client accepts a proposed Price change, the proposed change in the Specifications or the Quality Agreement and the associated scope of work will be implemented with the costs to be allocated between the parties as mutually agreed in writing, and the Price change will become effective, only for those orders of Product that are manufactured under the revised Specifications; provided that the parties agree that if such changes are implemented due to a regulatory requirement that applies generally to the Product as well as to other products manufactured by Patheon for itself or for third parties, then Client shall pay a pro rata amount of the reasonable cost of such regulatory changes.  In addition, Client agrees to purchase, at the price paid by Patheon (including all costs incurred by Patheon for the purchase, handling and transport of the Inventory), all Inventory held under the "old" Specifications and purchased or maintained by Patheon in order to fill Firm Orders or under Section 5.2, if the Inventory can no longer be used under the revised Specifications; provided that Patheon shall use reasonable efforts to mitigate such costs.  Patheon shall, where possible, cancel open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or under Section 5.2, but if the orders may not be cancelled without penalty, Client shall pay the lesser of the price for such order or such penalty. Additional payments or price increases may also be agreed to by the parties to compensate Patheon for fees and other expenses incurred by Patheon to comply with Regulatory Authority requirements which apply to the Manufacturing Services.

4.5	Multi-Country Packaging Requirements.

If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the change over fees for the Product destined for each new country.  The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.

ARTICLE 5

ORDERS, SHIPMENT, INVOICING, PAYMENT

5.1	Orders and Forecasts.
(a)

Long Term Forecast.  When each Product Agreement is executed, Client will give Patheon a non-binding [**] year forecast of Client’s estimated volume requirements for the Product for each Year during the term of the Product Agreement (the “Long Term Forecast”).  The Long Term Forecast will thereafter be updated every [**] during the Initial Product Term.  If Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Client and the parties will agree on any revisions to the forecast.

(b)

Rolling [**] Forecast.  When each Product Agreement is executed, Client will give Patheon a non-binding [**] forecast of the estimated volume of Product that Client expects to order in the first [**] of commercial manufacture of the Product (“Rolling Forecast”).  The Rolling Forecast will then be updated by Client on or before the [**] on a rolling forward basis.  Client will update the Rolling Forecast if it determines that the volumes estimated in the most recent Rolling Forecast have changed by more than [**] percent ([**]%). The most recent [**] forecast will prevail.

Master Manufacturing Services Agreement

(c)

Firm Orders. Unless otherwise agreed in the Product Agreement, the first [**] of the Rolling Forecast will be considered binding firm orders.  The remaining [**] of each Rolling Forecast submitted by Client shall be for planning purposes only, and thus shall not be binding.  Concurrent with the [**] forecast, Client will issue a new firm written order in the form of a purchase order or otherwise (“Firm Order”) by Client to purchase and, when accepted by Patheon, for Patheon to manufacture and deliver the agreed quantity of the Products. The Delivery Date will not be less than [**] days following the date that the Firm Order is submitted. Firm Orders submitted to Patheon will specify Client's purchase order number, quantities by Product type, monthly delivery schedule, and any other elements necessary to ensure the timely manufacture and shipment of the Products.  The quantities of Products ordered in those written orders will be firm and binding on Client and may not be reduced by Client.  Expedited Firm Orders will be subject to additional fees.

(d)

Acceptance of Firm Order. Patheon will accept Firm Orders by sending an acknowledgement to Client within [**] Business Days of its receipt of the Firm Order; provided that Patheon may only reject a Firm Order which fails to comply with the requirements of this Article 5 or that is not consistent with the Long Term Forecast.  The acknowledgement will include, subject to confirmation from the Client, the Delivery Date for the Product ordered. The Delivery Date may be amended by agreement of the parties. If Patheon fails to acknowledge receipt of a Firm Order within the [**] Business Day period, the Firm Order will be deemed to have been accepted by Patheon.

(e)	Cancellation of a Firm Order. If Client cancels a Firm Order, Client, as its sole liability for such cancellation, will pay Patheon 100% of the Price for the Firm Order.
(f)

Zero Volume Forecast. Once Client has commenced issuing Firm Orders for Product, if Client subsequently forecasts zero volume for [**] period during the term of a Product Agreement (the “Zero Forecast Period”), then Patheon will have the option, at its sole discretion, to provide a [**] day notice to Client of Patheon’s intention to terminate the Product Agreement on a stated day within the Zero Forecast Period.  Client thereafter will have [**] days to either (i) withdraw the zero forecast and re-submit a reasonable volume forecast, or (ii) negotiate other terms and conditions on which the Product Agreement will remain in effect. Otherwise, Patheon will have the right to terminate the Product Agreement at the end of the [**] day notice period.

5.2	Reliance by Patheon.

(a)Client understands and acknowledges that Patheon will rely on the Firm Orders and Rolling Forecasts submitted under Section 5.1(b) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders.  In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the Rolling Forecast or to meet the production requirements of any longer period agreed to by Patheon and Client in writing.  Accordingly, Client authorizes Patheon to, and Patheon shall purchase Components to satisfy the Manufacturing Services requirements for Products for the first [**] contemplated in the most recent Rolling Forecast. Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties.  Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.

Master Manufacturing Services Agreement

(b)Client will reimburse Patheon for the cost of Components that have expired or that are rendered obsolete due to changes in artwork or applicable regulations during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase (plus a [**]% handling fee) and destroy the Obsolete Stock.

(c)If Client fails to take delivery of conforming finished Product within [**] of manufacture and release testing, Client will pay Patheon $[**] / EURO [**] per pallet, per month thereafter for storing the finished Product.  Storage fees for Product which contain controlled substances or require refrigeration will be charged at $[**] / EURO [**] per pallet per month.  Storage fees are subject to a one pallet minimum charge per month.

5.3	Minimum Orders.

Client may order Manufacturing Services for batches of Products only in multiples of the Minimum Order Quantities as set out in Schedule B to a Product Agreement.

5.4	Delivery and Shipping.

The Product will be delivered to Client after it has been manufactured and released to the Client by Patheon. Delivery of Products will be made EXW (Incoterms 2010) Patheon’s shipping point unless otherwise agreed in a Product Agreement.  Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement.  Products will be transported in accordance with the Specifications.

5.5	Invoices and Payment.

Invoices will be sent by email to the email address given by Client to Patheon in writing.  Invoices will be issued when the Product is manufactured and released by Patheon to the Client.  Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment.  Patheon will also give Client an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement.  Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client.  Client will pay all undisputed invoices within [**] days after electronic receipt thereof.  If any portion of an invoice is disputed, the Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable.  Interest on undisputed past due accounts will accrue at [**] percent ([**]%) per month which is equal to an annual rate of [**] percent ([**]%).

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a)Product Claims.  Client has the right to reject any portion of any shipment of Products that deviate from the Specifications, cGMPs, or Applicable Laws, without invalidating any remainder of the shipment.  Client will inspect the Products manufactured by Patheon promptly upon receipt and will give Patheon written notice (a "Deficiency Notice") of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws, within [**] days after Client’s receipt thereof (or, in the case of

Master Manufacturing Services Agreement

any defects not reasonably susceptible to discovery upon receipt of the Product, within [**] days after discovery by Client, but not after [**] months following the expiration date of the Product, provided that any notification after the expiration date relates to an underlying event giving rise to a claim that occurred on or before the expiration date).  Should Client fail to give Patheon the Deficiency Notice within the applicable [**] day period, then the delivery will be deemed to have been accepted by Client on the [**] day after delivery or discovery, as applicable.

(b)Determination of Deficiency.  Upon receipt of a Deficiency Notice, Patheon will have [**] days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice.  If Client and Patheon fail to agree within [**] days after Patheon's notice to Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will mutually select an independent laboratory to evaluate if the Products deviate from the Specifications, cGMPs, or Applicable Laws.  This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, Client may reject those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation.  If the evaluation does not so certify for any of the Products, then Client will be deemed to have accepted delivery of the Products and Client will be responsible for the cost of the evaluation.

(c)Shortages. Claims for shortages in the amount of Products shipped by Patheon will be dealt with by reasonable agreement of the parties.

(d)Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon.  If Patheon manufactures Product in accordance with the agreed upon process specifications, the batch production record, and Patheon’s standard operating procedures for manufacturing, and a batch or portion of batch of Product does not meet a finished Product specification, Client will pay Patheon the applicable fee per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a).

6.2	Product Recalls and Returns.

(a)Records and Notice.  Client shall be solely responsible for determining that a Recall of any Product is appropriate. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client.  Patheon will promptly notify Client by telephone (to be confirmed in writing) of any information which might affect the marketability, safety, quality or effectiveness of the Products or which might result in the Recall or seizure of the Products.  Client will promptly notify Patheon by telephone (to be confirmed in writing) of any information Client receives which Client reasonably believes may result in the Recall or seizure of the Products. Upon receiving this notice from Client, Patheon will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary.  The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client.  "Recall" will mean any action (i) by Client to recover title to or possession of quantities of the Products sold or shipped to Third Parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products.  Recall will also include any action by either party to refrain from selling or shipping quantities of the Products to Third Parties which would be subject to a Recall if sold or shipped.

(b)Recalls.  If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or that a "Dear Doctor" letter is required relating to restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.

Master Manufacturing Services Agreement

(c)Product Returns.  Client will have the responsibility for handling customer returns of the Products.  Patheon will give Client any assistance that Client may reasonably require to handle the returns.

6.3	Patheon’s Responsibility for Defective and Recalled Products.

(a)Defective Product.  If Client rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws, Patheon will credit Client’s account for Patheon’s invoice price for the defective Products.  If Client previously paid for the defective Products, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Products with conforming Products, (provided that Patheon is able to manufacture replacement Product at the same Manufacturing Site as that of the rejected Products), without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products.  For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2.

(b)Recalled Product.  If a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will replace the Recalled or returned Products with new Products, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products.  For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Materials and Client-Supplied Components), then Client may request Patheon to reimburse Client for the price that Client paid to Patheon for Manufacturing Services for the affected Products.  In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense.

(c)Except as set forth in Sections 6.3(a) and (b) above and Sections 6.4 and 6.5 below, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it, (collectively, "Product Claims").  For greater certainty but not limitation, Patheon will have no obligation for any Product Claims to the extent the Product Claim solely (i) is caused by deficiencies in the Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications and not otherwise due to Patheon’s failure to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws or wilful misconduct prior to use of the applicable Component in the performance of the Manufacturing Services, (iii) results from a defect in the Active Materials, Client-Supplied  Components or Components supplied by a Client designated additional source that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications and not otherwise due to Patheon’s failure to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws or wilful misconduct, (iv) is caused by actions of Client or Third Parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, or (vi) is due to any other breach by Client of its obligations under this Agreement.

Master Manufacturing Services Agreement

6.4	Disposition of Defective or Recalled Products.

Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so.  Alternatively, Patheon may instruct Client to return the Products to Patheon.  Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3.  In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.

6.5	Healthcare Provider or Patient Questions and Complaints.

Client will have the sole responsibility for responding to questions and complaints from its customers.  Questions or complaints received by Patheon from Client's customers, healthcare providers or patients will be promptly referred to Client.  Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints.  This assistance will include follow-up investigations, including testing.  In addition, Patheon will give Client all agreed upon information that will enable Client to respond properly to questions or complaints about the Products as set forth in the Quality Agreement.  Unless it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services and supply Product in accordance with the Specifications, cGMPs, and Applicable Laws, all costs incurred under this Section 6.5 will be borne by Client.

6.6	Shortage of Supply; Supply Failure.

(a) Patheon shall notify Client immediately upon becoming aware of an event that would render Patheon unable to supply any quantity of the Product required to be supplied hereunder.  If the event is caused by a breach of this Agreement by Patheon, Patheon shall use commercially reasonable efforts to remedy such shortage, including allocating a pro-rata portion of any available materials or capacity based on the production of the Product for Client and Patheon’s other uses according to the relative quantities used by each during the immediately preceding [**] prior to such shortage without regard to price; provided, however, that Client shall receive treatment proportionately no less favorable than any of Patheon’s other supply arrangements with respect to allocation of such materials or capacity.

(b) If there is a Supply Deficiency, then, if requested by Client, Patheon shall promptly take one (1) or more of the following steps to remedy the Supply Deficiency, in the following order of preference whenever practicable (i.e., with highest preference given to the remedy in paragraph (i) and the lowest preference given to the remedy in paragraph (iv)): (i) increase the length of a manufacturing campaign at the Manufacturing Site in order to manufacture for Client additional batches that are manufactured in accordance with the Specifications, cGMPs and Applicable Laws to remedy the Supply Deficiency (each such Batch, a “Deficiency Cure Batch”); (ii) utilize any appropriately qualified capacity at the Manufacturing Site which is not then contractually committed to the performance of services for Third Party customers during the applicable quarter to manufacture for Client Deficiency Cure Batches; (iii) coordinate and cooperate with Client to re-schedule manufacture batches of Product ordered hereunder in order to maximize Patheon’s ability to manufacture for Client Deficiency Cure Batches while minimizing the disruption of manufacture at the Manufacturing Site then in force and any contractual commitments to Third Party customers; and (iv) use commercially reasonable efforts to remedy the Supply Deficiency in subsequent quarters, if any, by utilizing and dedicating excess capacity not contractually committed to Third Party customers to manufacture Deficiency Cure Batches and to reserve such capacity for Client’s requirements until the issues surrounding the Supply Deficiency have been remedied.  For purposes of this Section 6.6(b), “Supply Deficiency” shall mean the difference between the Product manufactured under Firm Order(s) accepted by Patheon that meet the requirements under this Agreement and the number specified in such Firm Order(s) in the event that Patheon has failed to manufacture the quantities specified in the relevant Firm Order(s) solely as a result of a breach of this Agreement by Patheon (but excluding any failure that relates to a Shortfall provided that Patheon complies with its obligations in Section 2.2(c)).

Master Manufacturing Services Agreement

(c)If Patheon delivers less than [**] percent ([**]%) of the Product ordered by Client pursuant to a Firm Order within [**] days of the agreed-upon Delivery Date(s) in any Rolling Forecast in any [**] periods (calculated on the basis of the aggregate quantity of Product delivered during [**] periods) solely as a result of a breach of this Agreement by Patheon but excluding any failure that relates to a Shortfall provided that Patheon complies with its obligations in Section 2.2(c) (“Supply Failure”), then (x) obligations relating to the minimum purchase and binding portion of such forecast will cease to apply with respect to the current Rolling Forecast and any subsequent Rolling Forecast and (y) Client shall have the right to purchase all of its requirements of the Product from an alternative supplier, in each case until Patheon has satisfied the requirements of sub-section (i), below. For purposes of this definition, any Product that is non-conforming Product at the time of delivery as a result of a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws shall be considered not delivered.

(i) If, after a Supply Failure, Patheon delivers [**]% of the aggregate quantity of Product ordered by Client under Firm Orders within [**] days of the agreed-upon delivery date(s) during a consecutive [**] period as determined by the Firm Order date (the “Cure Period”), the minimum purchase and binding portion obligations will be re-instated, beginning with the first Rolling Forecast delivered by Client after the Cure Period.

(ii) Should Patheon fail to remedy any Supply Failure during the Cure Period, Client may in its sole discretion, transfer any and all volume of the Product previously reflected in the binding portion of its forecast to an alternate supplier.

(d)Section 6.6 shall not apply if the Supply Deficiency, Supply Failure or any other Product shortage is caused by a Force Majeure Event or is attributable in whole or in part to Client or its contractors or to a breach of this Agreement by Client.

6.7	Alternative Supplier.

(a) Subject to the provisions of Section 2.1, nothing in this Agreement shall preclude Client, at anytime during this Agreement, from qualifying an alternate supplier to provide manufacturing services for Product(s); provided, however, that Client otherwise complies all of its obligations under this Agreement.

(b) If Client exercises its option to transfer the manufacture of the Product to an alternate supplier in accordance with Section 6.6(c) Patheon shall reasonably assist Client for a reasonable period of time in such transfer, including providing all Product data and any non-Confidential Information regarding the manufacturing process provided that Client will reimburse Patheon for its fees and all documented costs and out-of-pocket expenses incurred in connection with such assistance (Patheon would provide a quotation for the services that Client requires pursuant to this Section 6.7 and on acceptance by Client of the same and signature by the parties, Patheon will provide the services stated therein).

6.8	Sole Remedy.

Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws.

Master Manufacturing Services Agreement

ARTICLE 7

CO-OPERATION

7.1	Quarterly Review.

Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties.  The relationship managers will meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to Section 7.8, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting Regulatory Approval for the Products, regarding the Products if, in the opinion of that party's counsel, the communication is necessary to comply with the requirements of any law, governmental order or regulation; provided that, to the extent reasonably practicable, Patheon shall provide Client prompt notice upon its determination and discuss with Client such proposed communication.  Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, Patheon will permit Client to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency.

7.3	Records and Accounting by Patheon.

Patheon will keep records of the Manufacturing Services, including the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with cGMP and other manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations.  Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for one year following the date of Product expiry, or longer if required by law or regulation, following which time Client will be contacted in writing concerning the delivery and destruction of the documents and/or samples of Products.  Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within [**] days of receipt of written notice from Patheon.  Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to Client.

7.4	Inspection.

Client may inspect Patheon reports and records relating to the Product(s) and this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.

7.5	Access.

Patheon will give Client reasonable access at agreed times to the areas of the Manufacturing Site in which the Products are manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with this Agreement, the Specifications, cGMPs, and Applicable Laws.  But, with the exception of “for-cause” audits, Client or designee will be limited each Year to [**], each audit lasting no more than [**] days, and involving no more than [**].  Client may request additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of $[**] / EUR [**] for each additional audit day and $[**] / EUR [**] per audit day for each additional auditor.  The right of access set forth in Sections 7.4 and 7.5 will not include a right to access or inspect Patheon’s financial records.  For each Product,

Master Manufacturing Services Agreement

Patheon will support the first pre- Approval Inspection by the FDA (“PAI”) and all subsequent routine non-PAI FDA inspections or equivalent routine non-PAI regulatory inspection for other jurisdictions (where applicable) and provide a copy of the resulting report at no cost.  Additional PAIs or equivalent support will be subject to additional fees.

7.6	Notification of Regulatory Inspections.

Patheon will notify Client within [**] of any inspections by any Authority or other governmental agency involving the Products.  Patheon will also notify Client of receipt of any form 483’s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products and shall promptly provide Client with Patheon’s plan to correct any deficiencies identified by such Authority (which may be redacted to protect any confidential information of Patheon or any Third Party) and diligently pursue such corrections.

7.7	Reports.

Upon Client’s reasonable request, Patheon will supply all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA.  Any additional data or report requested by Client beyond the scope of cGMPs and customary FDA, EMA or Japanese PMDA requirements will be subject to an additional fee to be agreed upon between Patheon and the Client.

7.8	Regulatory Filings.

(a)Regulatory Authority.  Client will have the sole responsibility at Client’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture, distribution and sale of the Products (“Regulatory Approval”).  Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture, distribution and sale of all Products as quickly as reasonably possible.

(b)Verification of Data.  Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data. Patheon requires [**] days to perform this review but the parties may agree to a shorter time for the review as needed.

(c)Verification of CTD.  Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the Quality Module (Drug Product Section) of the Common Technical Document (all such documentation herein referred to as “CTD”) related to any Marketing Authorization, such as a US New Drug Application, US Abbreviated New Drug Application, US Biologics Licence Application, or EU Marketing Authorisation Application, Client will give Patheon a copy of the CTD as well as all supporting documents which have been relied upon to prepare the CTD.  This disclosure will permit Patheon to verify that the CTD accurately describes the validation or scale-up work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement.  Patheon requires [**] days to perform this review but the parties may agree to a shorter time for the review as needed. Client will give Patheon copies of all relevant filings which contain CTD information regarding the Product.

(d)Deficiencies.  If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any

Master Manufacturing Services Agreement

manner whatsoever (the "Deficiencies"), Patheon will promptly (within [**] business days of discovery) notify Client in writing of the Deficiencies.  The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(e)Client Responsibility.  For clarity, the parties agree that in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon.  Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority.  The Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority and any relevant costs will be borne by the Client.

(f)Inspection by Regulatory Authorities.  If Client does not give Patheon the documents requested under subsections (b) and (c) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon (i) shall so notify Client in writing and (ii) may, in its sole discretion, upon written notice to Client, delay or postpone any inspection by the Regulatory Authority with respect to the Product that is the subject of such documents until Patheon has reviewed the requested documents and is satisfied with their contents.

(g)Pharmacovigilance.  Client will be responsible, at its expense, for all pharmacovigilance obligations for the Products pursuant to Applicable Laws; Patheon shall provide Client any safety information it receives related to the Product on a prompt basis.  Unless required by Applicable Law, Client will not be obliged to exchange with the other party any information or data which it compiles pursuant to pharmacovigilance obligations or activities.

(h)No Patheon Responsibility.  Patheon will not assume any responsibility for the accuracy or cost of any application for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of all or any part of this Agreement.

ARTICLE 8

TERM AND TERMINATION

8.1	Initial Term.

This Agreement will become effective as of the Effective Date and will continue until December 31, 2022 (the "Initial Term"), unless terminated earlier by one of the parties in accordance herewith.  This Agreement will automatically renew after the Initial Term for successive terms of two Years each if there is a Product Agreement in effect, unless either party gives written notice to the other party of its intention to terminate this Agreement at least eighteen (18) months prior to the end of the then current term. In any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect as provided in Section 1.2. Each Product Agreement will have an initial term of two (2) Years from the start of commercial manufacture at the Manufacturing Site for the Product unless the parties agree to a different number of Years in the applicable Product Agreement (each, an “Initial Product Term”). Product Agreements will automatically renew after the Initial Product Term for successive terms of two Years each unless either party gives written notice to the other party of its intention to terminate the Product Agreement at least eighteen (18) months prior to the end of the then current term.

Master Manufacturing Services Agreement

8.2	Termination for Cause.

(a)Either party at its sole option may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement or the Product Agreement within [**] days following receipt of a written notice (the "Remediation Period") of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice").  The aggrieved party's right to terminate this Agreement or a Product Agreement under this Section 8.2(a) may only be exercised for a period of [**] days following the expiry of the Remediation Period (where the breach has not been remedied). The termination of a Product Agreement under this Section 8.2(a) will not affect this Agreement or any other Product Agreements where there has been no material breach of the other Product Agreements.

(b)Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.

(c)Client may terminate a Product Agreement upon thirty (30) days' prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product.  But if this occurs, Client must still fulfill all of its obligations under Section 8.4 below and under any Capital Equipment Agreement regarding the Product.

(d)Patheon may terminate this Agreement or a Product Agreement upon six months' prior written notice if Client assigns under Section 13.6 any of its rights under this Agreement or a Product Agreement to an assignee that, in the opinion of Patheon acting reasonably, is a Patheon Competitor or is not a creditworthy substitute for Client.

8.3	Product Discontinuation.

Client will use reasonable efforts to give Patheon at least [**] advance written notice if it intends to no longer order Manufacturing Services for a Product due to the Product's discontinuance in the market.

8.4	Obligations on Termination.
(a)	If a Product Agreement is completed, expires, or is terminated in whole or in part for any reason, then:
(i)

Subject to Article 6, Client will take delivery of and pay for all undelivered Products that are manufactured and/or packaged under a Firm Order in accordance with this Agreement, at the Price in effect at the time the Firm Order was placed;

(ii)

Client will purchase, at Patheon's cost (including all costs incurred by Patheon for the purchase and handling of the Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon as reasonably necessary to fill Firm Orders or in accordance with Section 5.2;

(iii)	Client will satisfy the purchase price payable under Patheon's orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;

Master Manufacturing Services Agreement

(iv)	Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and
(v)

Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within [**] days, all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”).  If Client fails to remove the Client Property within [**] days following the completion, termination, or expiration of the Product Agreement, Client will pay Patheon $[**] / EUR [**] per pallet, per month, one pallet minimum (except that Client will pay $[**] / EUR [**] per pallet, per month, one pallet minimum, for any of the Client Property that contains controlled substances, requires refrigeration or other special storage requirements) thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property.  Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement.

(b)

Upon Client’s request Patheon shall reasonably assist Client for a reasonable period of time in the transfer of the manufacture to a Third Party, including providing all Product data and any non-Confidential Information regarding the manufacturing process provided that Client will reimburse Patheon for its fees and all documented costs and out-of-pocket expenses incurred in connection with such assistance (Patheon would provide a quotation for the services that Client requires pursuant to this Section 8.4(b) and on acceptance by Client of the same and signature by the parties, Patheon will provide the services stated therein.

(c)

Any completion, termination or expiration of this Agreement or a Product Agreement will not affect any accrued rights or outstanding obligations or payments due prior to the completion, termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement.  For greater certainty, completion, termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 10 and 11 and Sections 5.4, 5.5, 8.4, 13.1, 13.2, 13.3, 13.16 and 13.17, all of which survive any completion, termination or expiration.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

Master Manufacturing Services Agreement

9.2	Client Warranties.

Client covenants, represents, and warrants that:

(a)	Non-Infringement.
(i)	the Specifications for each of the Products are its or its Affiliate's property and that Client may lawfully disclose the Specifications to Patheon;
(ii)

any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate's property or Client or its Affiliate otherwise has a right to use such Client Intellectual Property, and (B) to the knowledge of Client, does not infringe any Third Party Rights;

(iii)

the performance of the Manufacturing Services by Patheon for any Product under this Agreement or any Product Agreement or the use or other disposition of any Product by Patheon as may be required to perform its obligations under this Agreement or under any Product Agreement does not knowingly infringe any Third Party Rights;

(iv)

there are no actions or other legal proceedings involving the Client that concerns the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications;

(b)	Quality and Compliance.
(i)	the Specifications for all Products conform to all applicable cGMPs and Applicable Laws;
(ii)

the Products, after approval, and if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws may be lawfully sold and distributed in every jurisdiction in which Client markets the Products;

(iii)

on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and that the API will be adequately contained, packaged, and labelled and will conform to the affirmations of fact on the container.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with this Agreement, the Specifications, Master Batch Record, cGMPs, and Applicable Laws;
(b)

all Product Patheon delivers to Client pursuant to this Agreement shall be transferred to Client free and clear of any liens or encumbrances of any kind provided that Client pays all invoices in accordance with Section 5.5;

Master Manufacturing Services Agreement

(c)

all Product Patheon delivers to Client pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded as a result of a failure by Patheon to perform the Manufacturing Services in accordance with this Agreement, the Specifications, cGMPs and Applicable Laws within the meaning of adulterated or misbranded as set out in the United States Federal Food, Drug, and Cosmetic Act or within the meaning of all Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in United States Federal Food, Drug, and Cosmetic Act, as such act and such laws are constituted and effective at the time of delivery, and will not be an article which may not under the provisions of Sections 404 and 505 of the United States Federal Food, Drug, and Cosmetic Act be introduced into interstate commerce as a result of a failure by Patheon to perform the Manufacturing Services in accordance with this Agreement, the Specifications, cGMPs and Applicable Laws;

(d)

it has obtained and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations which are required under federal, state and local laws, rules and regulations applicable to the Manufacturing Services at the Manufacturing Site;

(e)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's property or Patheon or its Affiliate otherwise has a right to use such Patheon Intellectual Property, and (ii) to the knowledge of Patheon does not infringe any Third Party Rights.  In its performance of its obligations under this Agreement, Patheon will not knowingly incorporate into the manufacturing process any Third Party Rights for which it does not have a license that permits it to do so and/or to be able to grant to Client the licenses and other rights otherwise required to be granted to Client hereunder;

(f)

Patheon’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Patheon is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws;

(g)	it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and
(h)

it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

9.4	Permits.
(a)

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

(b)

Patheon will be solely responsible for and will maintain at all relevant times all governmental permits, licenses, approval, and authorities required to enable it to lawfully and properly perform the Manufacturing Services and operate the Manufacturing Site.

Master Manufacturing Services Agreement

9.5	No Warranty.

NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. NEITHER PARTY MAKES ANY WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY FOR THE PRODUCTS.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1	Consequential and Other Damages.

Except with respect to a breach of the confidentiality and non-use obligations of Article 11, under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement, or (iii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, including regardless of any notice of the possibility of these damages.

10.2	Limitation of Liability.

(a)Active Materials. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials.  Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D of a Product Agreement.

(b)Defective or Recalled Product. Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any defective Product under Section 6.3(a) or (ii) replace any recalled Products under Section 6.3(b), will not exceed [**]% of the Price for the defective or recalled Product as applicable.  This Section 10.2(b) will not be subject to Section 10.2(c).

(c)Maximum Liability. Except as stated in Section 10.2(b), Patheon’s maximum aggregate liability to Client in any Year under this Agreement or any Product Agreement for any reason whatsoever, including, without limitation, any liability arising under Section 6.3(b) relating to the expenses of a Recall or Product return, Section 2.2 or Section 10.3 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement or any Product Agreement (but excluding Patheon’s obligations described in Section 10.2(b)) will not exceed on a per Product basis [**]% of the revenue paid by Client to Patheon (and its Affiliates) per Year under the applicable Product Agreement during the Year in which the underlying event occurred that gave rise to the liability (e.g. the date of the incident or manufacture).

(d)Death, Personal Injury and Fraudulent Misrepresentation.  Nothing contained in this Agreement shall act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

10.3	Patheon Indemnity.

Patheon agrees to defend, indemnify and hold harmless Client, its Affiliates and each of their officers, employees, and agents (“Client Indemnitees”) against all losses, damages, costs, claims,

Master Manufacturing Services Agreement

demands, judgments and liability to, from and in favour of Third Parties resulting from or arising out of: (i) any claim of personal injury or property damage to the extent that the injury or damage is the result of the negligence or wilful misconduct of any Patheon Indemnitee; or (ii) any claim of personal injury or property damage to the extent that the injury or damage is the result of a breach of this Agreement by Patheon, including a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws , except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of any Client Indemnitee.

10.4	Client Indemnity.

Client agrees to defend, indemnify and hold harmless Patheon, its Affiliates and each of their officers, employees, and agents (“Patheon Indemnitees”) against all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of Third Parties  resulting from, or relating to (i) any claim of infringement or alleged infringement of any Third Party Rights arising from the manufacture, storage, promotion, labeling, marketing, distribution, use or sale of Product, or (ii) any claim of personal injury or property damage to the extent that the injury or damage arises other than from a breach of the relevant agreement by Patheon, including, without limitation, any representation or warranty contained herein, except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence or wrongful act(s) of any Patheon Indemnitee.

10.5	Indemnification Procedure.

A party that makes a claim for indemnification under this Article 10 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which such party, intends to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure.  The indemnified party shall permit the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the indemnified party agrees to the complete control of such defense or settlement by the Indemnitor.  Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnified party’s rights hereunder, or impose any obligations on the indemnified party in addition to those set forth herein, in order for it to exercise such rights, without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.  The indemnified party shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 10. The indemnified party shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

10.6	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.

Master Manufacturing Services Agreement

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

“Confidential Information” means any non-public information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations.  In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. The terms of this Agreement shall be deemed the Confidential Information of both parties. For the purposes of this ARTICLE 11, a party or its Representative receiving Confidential Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”

11.2	Use of Confidential Information.

The Recipient will use the Confidential Information of the Disclosing Party solely for the purpose of meeting its obligations under this Agreement or exercising its rights under this Agreement.  The Recipient will keep the Confidential Information of the Disclosing Party confidential and will not disclose such Confidential Information to any Third Party in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement.  Recipient will protect the Confidential Information of the Disclosing Party disclosed to it hereunder by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of such Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary information of a similar nature.

11.3	Exclusions.

The obligations of confidentiality and non-use will not apply to the extent that the Recipient can establish that the information:

(a)is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b)is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;

(c)is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;

Master Manufacturing Services Agreement

(d)is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s contemporaneous written records; or

(e)is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent; provided, however, that Client may photograph or video the Product at any Patheon facility provided that any photograph or video is treated as Confidential Information of Patheon.

11.5	Permitted Disclosure; Publicity.

(a)Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule; provided that (i) the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, (ii) will reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, if required, in seeking an appropriate protective order or other remedy, and (iii) will otherwise continue to perform its obligations of confidentiality set out herein.  If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

(b)All publicity, press releases and other announcements relating to this Agreement shall be reviewed in advance by, and subject to the approval of, both parties (which approval shall not be unreasonably withheld); provided, however, that either party may, to the extent required (i) disclose the terms of this Agreement (with appropriate redactions as described below) insofar as required to comply with applicable securities laws, provided that in the case of such disclosures the Party proposing to make such disclosure notifies the other Party reasonably in advance of such disclosure and cooperates to minimize the scope and content of such disclosure, and (ii) disclose the terms of this Agreement to such party’s professional advisors or existing or potential licensees, investors, acquirers, or merger candidates who are bound by obligations of confidentiality and non-use consistent with those set forth herein.  The failure of a Party to respond in writing to a publication proposal from the other party within [**] working days of such party’s receipt of such publication shall be deemed as such party’s approval of such publication as received by such party.  Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to any disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.  For each such disclosure, (a) the filing party will provide the other party at least [**] business days to review a draft redacted version of this Agreement, and (b) both Parties shall work together in good faith to agree on the disclosure to be made, having due and proper regard to their legal obligations; provided that the filing party shall ultimately retain control over what information to disclose to any securities authority or stock exchange. Each filing party shall use reasonable efforts to seek confidential treatment for terms proposed to be redacted.

Master Manufacturing Services Agreement

11.6	Marking.

The Disclosing Party agrees to use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of its Confidential Information within [**] days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records.  The retained copy will remain subject to all confidentiality provisions contained in this Agreement.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Agreement and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Agreement and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Agreement but will be in addition to any and all other remedies available at law or in equity.

11.9	Confidentiality Term.

All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire [**] years after the expiration or earlier termination of this Agreement; provided, however, that Confidential Information which constitutes the trade secrets of a party (and is labelled as a trade secret or is otherwise identified in writing as being a trade secret at the time of disclosure or within [**] days thereafter) shall be kept confidential indefinitely, subject to the limitations set forth in Sections 11.3 and 11.5.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Disputes.

(a)If any dispute arises out of this Agreement or any Product Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably.  In that regard, any party may send a notice of dispute to the other, and each party will appoint, within [**] Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute.  The representatives will meet as necessary in order to resolve the dispute.  If the representatives fail to resolve the matter within [**] from their appointment, or if a party fails to appoint a representative within the [**] Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably within [**] days of referral of the matter to the Chief Operating Officer or his/her designee.  Should the parties fail to reach a resolution under this Section 12.1(a), the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.17.

Master Manufacturing Services Agreement

12.2	Technical Dispute Resolution.

If a dispute arises (other than disputes under Sections 6.1(b) or 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a "Technical Dispute"), the parties will make reasonable efforts to resolve the dispute by amicable negotiations.  In that regard, senior representatives of each party will, as soon as possible and in any event no later than [**] Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute.  If, despite this meeting, the parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within [**] Business Days of the written request, the Technical Dispute will, at the request of either party, be referred for determination to an expert in accordance with Exhibit A.  If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail.  For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a)For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services for Client in accordance with this Agreement.

(b)All Client Intellectual Property will be the exclusive property of Client.  Patheon hereby assigns, and to the extent it cannot presently assign, will assign, to Client all of Patheon’s and its Affiliates’ worldwide right, title and interest, if any, in Client Intellectual Property.  Patheon shall provide reasonable assistance to Client in securing for Client any patents, copyrights or other proprietary rights in such Client Intellectual Property, and shall take such reasonable actions and execute such documents as Client may reasonably request in connection with providing such assistance or otherwise to vest in Client all right, title and interest in such Inventions, including without limitation any and all applications, assignments or other instruments each of the foregoing at the cost of Client.

(c)All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).

(d)Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)Patheon will give the Client written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by Client  .

13.2	Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing.  Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

Master Manufacturing Services Agreement

13.3	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of [**] thereafter.  This insurance will have policy limits of not less than (i) EUR [**] for each occurrence for personal injury or property damage liability; and (ii) EUR [**] in the aggregate per annum for product and completed operations liability.  If requested, each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4	Independent Contractors.

The parties are independent contractors and this Agreement and any Product Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.5	No Waiver.

Either party's failure to require the other party to comply with any provision of this Agreement or any Product Agreement will not be deemed a waiver of the provision or any other provision of this Agreement or any Product Agreement.

13.6	Assignment.
(a)

Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client. Further it is specifically agreed that Patheon may subcontract any part of the Manufacturing Services under a Product Agreement to any of its Affiliates; provided that such Affiliate is identified in the applicable Product Agreement.  Patheon will remain solely liable to Client for its obligations under this Agreement, and for the obligations of the applicable Affiliate of Patheon under the Quality Agreement, if the Manufacturing Services are subcontracted.

(b)

Subject to Section 8.2(d), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement.  Client may not perform any partial assignment of this Agreement or any Product Agreement or any of its associated rights or obligations to more than [**] assignees without the consent of Patheon (with assignment to the first [**] assignees not requiring the consent of Patheon).

(c)

Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business; provided that the assignee agrees to be bound by the terms of this Agreement, the Quality and the Product Agreement, as applicable.

Master Manufacturing Services Agreement

13.7	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a "Force Majeure Event").  A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance.  Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.  If Patheon becomes subject to a Force Majeure Event which interferes with production of the Product at the Manufacturing Site for more than 30 days, the parties shall mutually agree on implementation of an agreed-upon action plan to transfer production of the Product to another Patheon plant or location at Client’s cost. The parties shall, after the execution of this Agreement and at the request of either party, meet to discuss and define such an action plan.

13.8	Additional Product.

Additional Products may be added to, or existing Products deleted from, any Product Agreement by amendments to the Product Agreement including Schedules A, B, C, and D as applicable.

13.9	Notices.

Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the other party by personal delivery, by telecopy, facsimile communication, or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers or electronic mail addresses set forth below:

If to Client:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way

Watertown

Massachusetts 02472

USA

Attention: General Counsel

Facsimile No.: [**]

Email address: [**]

If to Patheon:

Patheon UK Limited

Kingfisher Drive

Covingham

Swindon Wiltshire SN3 5BZ

England

Attention: Legal Director

Email address: [**]

Master Manufacturing Services Agreement

or to any other addresses, telecopy or facsimile numbers or electronic mail addresses given to the other party in accordance with the terms of this Section 13.9.  Notices or written communications made or given by personal delivery, telecopy, facsimile, or electronic mail will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.

13.10	Severability.

If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.  With respect to any such invalid, illegal, or unenforceable provision, the parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid, illegal, or unenforceable provision in light of the intent of this Agreement.

13.11	Entire Agreement.

This Agreement, together with the applicable Product Agreement and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof.  Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties.  In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement.

13.12	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.

13.13	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any Third Party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement.

13.14	Execution in Counterparts.

This Agreement and any Product Agreement may be executed in two or more counterparts, by original, facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.15	Use of Client Name.

Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client.

Master Manufacturing Services Agreement

13.16	Taxes.

(a)The Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) ("Tax" or "Taxes"), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:

(i)	any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation ("Resident Jurisdiction");
(ii)	any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction; and
(iii)

any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax ("GST") and similar taxes.

(b)If the Client is required to bear a tax, duty, levy or similar charge under this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, the Client will pay the tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.  The parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law, in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. The parties will cooperate to minimize such taxes in accordance with applicable laws.

(c)Patheon will not collect an otherwise applicable tax if the Client's purchase is exempt from Patheon's collection of the tax and a valid tax exemption certificate is furnished by the Client to Patheon.

(d)If Section 13.16 (a)(iii) does not apply, any payment due under this Agreement for the provision of Services to the Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). If any VAT is payable on a Service supplied by Patheon to the Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) the Client. If VAT on the supplies of Patheon is payable by the Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), the Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will ensure that its invoices to the Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by the Client, if the Client is permitted by law to do so.

(e)Any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise.

Master Manufacturing Services Agreement

13.17	Governing Law.

This Agreement and any Product Agreement, unless otherwise agreed by the parties in the Product Agreement and then only for the purposes of that Product Agreement, will be construed and enforced in accordance with the laws of the State of Delaware and subject to the exclusive jurisdiction of the courts thereof. The parties expressly waive their respective rights to a jury trial in respect of any matter relating to this Agreement or its formation. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

[Signature page to follow]

Master Manufacturing Services Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON UK LIMITED

By:	/s/ Nick Plummer
Name:	Nick Plummer
Title:	Director & Company Secretary

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Guy Macdonald
Name:	Guy Macdonald
Title:	CEO

Master Manufacturing Services Agreement

APPENDIX 1

FORM OF PRODUCT AGREEMENT

(Includes Schedules A to D)

PRODUCT AGREEMENT

This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated 9 June 2017 between Patheon UK Limited and Tetraphase Pharmaceuticals, Inc. (the “Master Agreement”), and is entered into [insert effective date] (the “Effective Date”), between Patheon UK Limited [or applicable Patheon Affiliate], a corporation existing under the laws of England [or applicable founding jurisdiction for Patheon Affiliate], having a principal place of business at Kingfisher Drive, Covingham, Swindon, Wiltshire SN3 5BZ, England [or Patheon Affiliate address] (“Patheon”) and [insert Client name, legal entity, founding jurisdiction and address] (“Client”).

The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement.  All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.

The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

1.	Product List and Specifications (See Schedule A attached hereto)
2.	Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)
3.	Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)
4.	Active Materials, Active Materials Credit Value and Maximum Credit Value (See Schedule D attached hereto)
5.	Yearly Forecasted Volume:

6.Territory: (insert the description of the Territory here)

7.	Manufacturing Site:

Subcontractor: Patheon Italia SpA.  Address: 2 Trav. SX, Via Morolense 5, 03013, Ferentino, Italy

Subcontractor:  Patheon Manufacturing Services LLC.  Address: 5900 Martin Luther King Jr. Highway, Greenville, NC 27834, USA

8.	Inflation Index: pursuant to Section 4.2(a) of the Master Agreement, the inflation index is:

Italy: the Consumer Price Index, published by ISTAT.  This index is set forth at the following web address: [details to be included]

Master Manufacturing Services Agreement

North America: Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics

9.	Currency: (if applicable under Section 1.4 of the Master Agreement)
10.	Initial Set Exchange Rate (if applicable – if Currency included above)
11.	Initial Product Term: (if applicable under Section 8.1 of the Master Agreement)
12.	Notices: (if applicable under Section 13.9 of the Master Agreement)
13.	Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)

Sole Manufacturer

Patheon shall be the sole manufacturer for at least [**]% of the volumes of the Product set out in the forecast in Schedule [  ].  With respect to those countries in the Territory that are member states of the EEA (“EEA Countries”), [**] years after the Effective Date, Client’s commitment in the preceding sentence will be reduced automatically to a commitment to purchase no more than [**]% of its requirements of Products for distribution and sale in those EEA Countries. The parties may, however, agree to extend the period of exclusivity for the EEA Countries for an additional period by mutual written consent.

Adjustments Due to Currency Fluctuations.  [delete this section if pricing will be in Euros]

If the parties agree in this Product Agreement [Item 10 of Product Agreement] to invoice in a currency other than the local currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations.  The adjustment will be calculated after all other annual Price adjustments under this Section [   ] have been made.  The adjustment will proportionately reflect the increase or decrease, if any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be.

“Initial Set Exchange Rate” means as of the Effective Date of a Product Agreement, the initial exchange rate set forth in the Product Agreement to convert one unit of the billing currency into the Patheon Manufacturing Site local currency, calculated as the daily average interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the 90 day period immediately preceding the Effective Date as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates”  at www.OANDA.com/convert/fxhistory;

“Set Exchange Rate” means the exchange rate to convert one unit of the billing currency into the Patheon Manufacturing Site local currency for each Year, calculated as the average daily interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the full year period (October 1st [preceding year] to September 30th) as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;

________________________________________

Master Manufacturing Services Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON UK LIMITED [or applicable Patheon Affiliate]

By:
Name:
Title:

TETRAPHASE PHARMACEUTICALS, INC.

By:
Name:
Title:

Master Manufacturing Services Agreement

SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Product List

eravacycline for injection

Specifications

Prior to the start of commercial manufacturing of Product under this Agreement Client will give Patheon the originally executed copies of the Specifications as approved by the applicable Regulatory Authority.  If the Specifications received are subsequently amended, then Client will give Patheon the revised and originally executed copies of the revised Specifications.  Upon acceptance of the revised Specifications, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance of the revised Specifications.

Master Manufacturing Services Agreement

SCHEDULE B

MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE

[Insert Price Table]

Manufacturing Assumptions:

Packaging Assumptions:

Testing Assumptions:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Master Manufacturing Services Agreement

SCHEDULE C

ANNUAL STABILITY TESTING [and VALIDATION ACTIVITIES (if applicable)]

Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products.  This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.

Master Manufacturing Services Agreement

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier
●	●
●	●

ACTIVE MATERIALS CREDIT VALUE

The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
Client’s actual cost for Active Materials not to exceed $ / EUR_____per kilogram

MAXIMUM CREDIT VALUE

Patheon's liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement [for any Product] in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE
[**]% of revenues (being payments of the Price) per Year received by Patheon under this Product Agreement,

[End of Product Agreement]

Master Manufacturing Services Agreement

EXHIBIT A

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:

1.Appointment of Expert. Within [**] Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable independent expert with experience and expertise in the subject matter of the dispute.  If the parties are unable to so agree within the [**] Business Day period, or if there is a disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2.Conflicts of Interest.  Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.

3.Not Arbitrator.  No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert's determination or the procedure by which the expert reaches his determination under this Exhibit A.

4.Procedure.  Where an expert is appointed:

(a)

Timing.  The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within [**] Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.

(b)

Disclosure of Evidence.  The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within [**] Business Days of a written request from the relevant expert to do so.

(c)

Advisors.  Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

Master Manufacturing Services Agreement

(d)

Appointment of New Expert.  If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties except if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.

(e)	Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.
(f)

Costs.  Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

Master Manufacturing Services Agreement

EXHIBIT B

COMMERCIAL QUALITY AGREEMENT

Quality Agreement

Commercial Product

Between

TETRAPHASE PHARMACEUTICALS, INC.

a corporation existing under the laws of Delaware, USA

(“Client”)

-and-

PATHEON ITALIA S.p.A.

a corporation existing under the laws of Italy

Ferentino Operations (FRT)

2° Trav. SX Via Morolense 5, 03013 Ferentino, Italy

(“Patheon”)

Effective Date: <ENTER EFFECTIVE DATE HERE>

Master Manufacturing Services Agreement

TABLE OF CONTENTS

SECTION 1	BACKGROUND AND AGREEMENT	3
SECTION 2	RESPONSIBILITIES TABLE	4
SECTION 3	GENERAL	6
SECTION 4	DESCRIPTION OF RESPONSIBILITIES	7
SECTION 5	APPENDICES	20
	APPENDIX A: PRODUCT(S)
	APPENDIX B: QUALITY CONTACTS
	APPENDIX C: PATHEON APPROVED VENDOR LIST
	APPENDIX D: CLIENT APPROVED VENDOR LIST
	APPENDIX E: PATHEON APPROVED CONTRACT LABORATORIES AND MANUFACTURERS LIST
	APPENDIX F: API STARTING MATERIAL EU REQUIREMENTS

Master Manufacturing Services Agreement

Section 1:  BACKGROUND and Agreement

BACKGROUND.  Under a manufacturing services agreement dated <ENTER MSA DATE HERE> between Patheon UK Limited (the “Contract Acceptor”) and the Client (the "MSA"), the Contract Acceptor agreed to sub-contract the performance of pharmaceutical manufacturing services for certain marketed products in certain countries (as set forth in Appendix A hereto) (“Products”) to Patheon.  The parties agreed that the Contract Acceptor will remain solely liable to the Client for any breach of the duties and responsibilities assumed by Patheon under this Agreement.  The Client is required to give the Contract Acceptor certain Specifications in order for Patheon to perform the manufacturing services.  Under the MSA, the Contract Acceptor is required to ensure that Patheon operates within the Specifications and in accordance with cGMP.  The Client and Patheon, as provider of the manufacturing services on behalf of the Contract Acceptor for the benefit of the Client, desire to allocate the responsibility for procedures and Specifications impacting on the identity, strength, quality and purity of the Products by entering into this Quality Agreement (this “Agreement”).

AGREEMENT.  NOW THEREFORE in consideration of the rights conferred and the obligations assumed under the MSA and herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound, the parties agree as follows:

Master Manufacturing Services Agreement

Section 2: Responsibilities Table

Patheon will be responsible for all the operations that are marked with "X" in the column titled "Patheon" and the Client will be responsible for all the operations that are marked with "X" in the column titled "Client". If marked with "(X)", cooperation is required from the designated party. If more than one Patheon site is involved the “X” representing Patheon will be replaced with the three letter acronym(s) on the title page applicable to each site.

Section No.	Subject / Terms	Client	Patheon
4.1 Quality Management
4.1.1	cGMP, Health and Safety Compliance	X	X (or PPP)
4.1.2	Client Audit Rights	X
4.1.3	Subcontracting	(X)	X
4.1.4	Self-Inspection		X
4.2 Regulatory Requirements
4.2.1	Permits	X
4.2.2	Regulatory Filing / Registration Change Control	X	(X)
4.2.3	Regulatory Compliance		X
4.2.4	Government Agency Inspections, Communications and Requisitions	(X)	X
4.3 Incoming Material Control
4.3.1	Test Methods and Specifications	X
4.3.2	Material Destruction	(X)	X
4.3.3	Vendor Audit Responsibility	X	X
4.3.4	Client Furnished Materials	X
4.3.5	Temperature Monitoring Devices for In-Coming Materials	X
4.3.6	Incoming Material Release		X
4.3.7	Packaging Component Qualification	X
4.4 Building, Facilities, Utilities and Equipment
4.4.1	General		X
4.4.2	Equipment, Calibration and Preventative Maintenance		X
4.4.3	Environmental Monitoring Program		X
4.5 Product Controls
4.5.1	Technical Transfer	X
4.5.2	Master Batch Record	(X)	X
4.5.3	Reprocessing and Rework	(X)	X
4.5.4	Personnel Training		X
4.6 Packaging, Labeling and Printed Materials
4.6.1	Master Batch Packaging Records	(X)	X
4.6.2	Printed Material and Artwork	X
4.6.3	Test Methods and Method Validation	X	(X)
4.7 Deviation Reports (DRs)
4.7.1	Deviations		X
4.7.2	Notification of Deviations		X
4.7.3	Client Support	X
4.8 Release of Product
4.8.1	Test Methods and Specifications	X
4.8.2	Batch Release for Shipment		X
4.8.3	Certificate of Manufacture		X

Master Manufacturing Services Agreement

Section No.	Subject / Terms	Client	Patheon
4.8.4	Certificate of Analysis		X
4.8.5	Product Release	X
4.9 Validation
4.9.1	Master Validation Plan	(X)	X
4.9.2	Cleaning Validation Program	(X)	X
4.9.3	Analytical Method and Procedure Validation	X	(X)
4.9.4	Process Validation	X	(X)
4.10 Change Control
4.10.1	General	X	X
4.11 Documentation
4.11.1	Record Retention		X
4.11.2	Batch Document Requisition		X
4.11.3	Record Destruction	(X)	X
4.12 Laboratory Controls
4.12.1	Specifications and Test Methods	X	X
4.12.2	Out of Specifications (OOS) / Out of Trend (OOT)		X
4.13 Stability
4.13.1	Sample Storage		X
4.13.2	Stability Studies	X	X
4.13.3	Stability Failures		X
4.13.4	API and Product Retest and Expiry Date	X
4.14 Annual Product Review
4.14.1	Annual Report	X	(X)
4.14.2	Product Quality Report	(X)	X
4.15 Storage and Distribution
4.15.1	General		X
4.15.2	Product Storage and Shipment Changes	(X)	X
4.15.3	Product Quarantine		X
4.16 Product Complaints
4.16.1	Complaint Investigation	X	(X)
4.16.2	Complaint Sample Retrieval	X
4.17 Product Recall
4.17.1	Product Recall Notification	X
4.17.2	Government Agency Notification	X
4.18 Reference and Retention Samples
4.18.1	Excipient, Primary and Printed Packaging Materials, and Active Ingredient Reference Sample		X
4.18.2	Finished Product Retention Sample	X	X
4.18.3	Sample Destruction	(X)	X

Master Manufacturing Services Agreement

Section 3:  General

3.1	Capitalized terms not otherwise defined herein will have the meaning specified in the MSA.
3.2	Any communications about the subject matter of this Agreement will be directed, in the first instance, to the person(s) identified in Appendix B.
3.3

If any provision of this Agreement should be found invalid, or unenforceable by law, the rest of the Agreement will remain valid and binding and the parties will negotiate a valid provision which meets as closely as possible the objective of the invalid provision.

3.4	Any amendment of this Agreement will be made in writing and signed by both parties.

In particular, in the event of a substantial change to cGMPs or regional governances directly impacting Product Quality compliance, it shall be mutually agreed upon prior to implementation.

3.5

If there is any conflict between the terms of this Agreement and the MSA, the MSA will take precedence except for any specific quality-related issue.  Notwithstanding anything to the contrary in this Agreement, the MSA will take precedence with respect to any commercial terms, including fees for quality-related services.

3.6	The “Background” provisions of Section 1 are incorporated into this Agreement.

Master Manufacturing Services Agreement

Section 4: Description of Responsibilities

4.1	Quality Management
4.1.1	cGMP, Health and Safety Compliance

Patheon will conduct operations in compliance with applicable environmental, occupational health and safety laws, and cGMP regulations.

4.1.2	Client Audit Rights

Patheon will permit audits by the Client on reasonable prior written notice, of all relevant premises, procedures and documentation related to Client’s Product.  Client audits are limited to [**] with a maximum of [**] auditors for [**] per calendar year unless for cause. Client representatives for audits must be preapproved by Patheon.

4.1.3	Subcontracting

Unless otherwise allowed herein, Patheon will not subcontract tasks to a third party without Client’s consent.  Patheon may subcontract tasks to the Patheon approved contract manufacturers and laboratories set forth in Appendix E hereto.

4.1.4	Self-Inspection

Patheon will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, and store the Client’s starting, intermediate, and/or finished products in accordance with Patheon’s written standard operating procedures (“SOPs”) to ensure compliance with cGMP.

4.2	Regulatory Requirements
4.2.1	Permits

The Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals and reporting.

Patheon will obtain and maintain the appropriate manufacturing license(s) to allow for the Manufacturing services.

4.2.2	Regulatory Filing / Registration Change Control

The Client will ensure product filing and registrations are in compliance with all Applicable Laws.

The Client will determine whether changes to the Product or related to the Product will impact a regulatory filing and will apply for and receive approval for any required manufacturing amendment, change or addition to their Product marketing authorization. Upon request, Patheon will provide assistance in the preparation and review of pertinent sections of new or supplemental regulatory applications before filing.

For EU products it is the responsibility of the Client to provide Patheon sites with the accurate Product registration information as per European legislations (cGMPs guide part I - chapters 1,4,6,7 and annex 16 / directives 2001/83/EC – title IV, articles 46, 48, 51 and 2003/94/EC article 5).

Prior to submission of any new, or change to any existing applicable CMC, CTD, Regulatory File, Product Registration, etc., to any Regulatory Authority relating to the Product, the Client will provide Patheon copies of sections of the submissions that are relevant to the services provided.

Specifically, Client will provide Patheon with a copy of any documentation which is or is equivalent to the Quality Module (Drug Product Section) of the Common Technical Document and any

Master Manufacturing Services Agreement

amendments thereto (all such documentation herein referred to as “CTD”) related to any Marketing Authorization, such as a US New Drug Application, US Abbreviated New Drug Application, US Biologics Licence Application, or EU Marketing Authorisation Application at least [**] days prior to filing such information with the Regulatory Authority.

The parties agree that no inspections by any Regulatory Authority may be scheduled until Patheon has had an opportunity to review the requested documents and is satisfied with their accuracy.

Patheon will communicate directly with the Regulatory Agency after discussions with Client.

The Client is responsible for all communications with Regulatory Authorities as well as for the approval, maintenance, and updating of marketing approval in a timely manner.

4.2.3	Regulatory Compliance

Patheon will ensure that Product(s) are manufactured and tested in strict compliance with;

•	current Canadian regulatory requirements (as defined under Part C, Division 2 of the Food and Drug Regulations),
•	US Federal regulatory and statutory requirements relating to Good Manufacturing Practices (cGMP) (US 21 CFR parts 210, 211, 600, 601, 610, etc…)
•	EU Directive 2003/94/EC for the Manufacture of Finished Medicinal Products)
•	EU Directives 2004/27/EC and 2011/62/EU, as applicable to the Holder of the Manufacturing Authorization.

as applicable, as well as all regulatory approvals and Applicable Laws at the site(s) of manufacture and/or testing.

The Client shall comply with EU Directives 2004/27/EC and 2011/62/EU as applicable to the holder of the relevant marketing authorisation or to the extent that such Directives apply to the supply of API.

4.2.4	Government Agency Inspections, Communication and Requisitions

Each party will permit all relevant inspections by Regulatory Authorities of premises, procedures, and documentation.

The parties will notify each other within [**] Business Days of receipt of any notice of inspection from a Regulatory Authority and within [**] of any regulatory authority request for Product samples, batch documentation, or similar information related to the Product.

Each party reserves the right to be present on site during a regulatory inspection that relates to the Product.

The parties will notify within [**] of receipt of any Form 483's warning letter or similar communication from any Regulatory Authority that relates to the Product; or if the supply of Product will be affected, or if the facilities used to produce, test or package the Product will be affected.

During a regulatory inspection relating to the Product, upon request, a party will provide the requesting party with the applicable Product data for which it is responsible under this Agreement.

Patheon is responsible for responding to all regulatory audits conducted at any Patheon site.  Patheon will provide Client with a draft of any responses directly related to the Product prior to submission to the Regulatory Authority.  Client must provide approval or request changes in a

Master Manufacturing Services Agreement

timely manner to enable Patheon to respond to the Regulatory Authority by the applicable deadline.  Notwithstanding, Patheon reserves the right to respond to the Regulatory Authority without Client’s prior approval, if, in the opinion of Patheon’s Legal counsel, it is required or reasonable to do so.

Client is responsible for responding to all regulatory audits at any Client site.  Client will provide Patheon with a draft of any response directly related to Patheon services prior to submission to the Regulatory Authority.  Patheon must provide approval or request changes in a timely manner to enable Client to respond to the Regulatory Authority by the applicable deadline.  Notwithstanding, Client reserves the right to respond to the Regulatory Authority without Patheon’s prior approval, if, in the reasonable opinion of Client’s Legal counsel, it is required or reasonable to do so.

4.3	Incoming Material Control
4.3.1	Test Methods and Specifications

The Client will give Patheon a copy of the Specifications and test methods used if the Client issues raw material Specifications.

4.3.2	Material Destruction

Patheon has the right to either return to the Client or dispose of any outdated or rejected material.  If the material is disposed of, disposal will be consistent with the nature of the material and sent to a permitted waste disposal facility.  Prior to disposal:

(i.)

Patheon will send notice to the Client about Patheon’s intent to dispose of the material.  If no direction is received from the Client, Patheon will dispose of the material no sooner than [**] days after the date of the notice.

(ii.)	The materials will be disposed and destroyed in compliance with local environmental regulations and performed in a secure and legal manner that prevents unauthorized use or diversion.

Patheon will maintain destruction records in accordance with Patheon SOPs.

4.3.3	Vendor Audit Responsibility

(For the purposes of this Section the term “Vendor” refers to the sites performing the manufacturing and testing of a material).

Excipient, Packaging Component, and API Vendors:

(i.)

If the Client stipulates a Vendor, the Client will audit and approve the Vendor and ensure cGMP compliance in accordance with Section 4.3.4 of this Agreement.  If Patheon is to release an API or other Client stipulated material based on “ID Only”, the Client will ensure the required verification testing by an independent laboratory has been completed.  The Client stipulated Vendor(s) will be included on the Client’s approved Vendor list (attached hereto as Appendix D).

(ii.)

If Patheon stipulates a Vendor, Patheon will audit and approve the manufacturers and ensure cGMP compliance in accordance with Patheon’s SOP.  The Patheon stipulated Vendor(s) will be included on Patheon’s approved Vendor list (attached hereto as Appendix C).

(iii.)	Upon request by any regulatory body audits of API manufacturing sites should be available to both parties.
4.3.4	Client Furnished Materials

The Client is responsible for Vendor qualification of Client furnished materials and for providing a certificate of compliance confirming the following as applicable:

Master Manufacturing Services Agreement

(i)

That the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMA/410/01, most current revision or equivalent requirement).

(ii)

Certification there is no potential for specific toxic solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III to be present and the material, if tested, will comply with established EP / USP / ICH requirements.  If any of the solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III are used in the manufacture or are generated in the manufacturing process, solvents of concern will be indicated.

(iii)

A cGMP compliance declaration for the API, assuring compliance with the latest regulatory requirements (e.g. EU directive 2004/27/EC for an API sourced from inside the EU or, ICH Q7 for an API sourced from outside the EU,  for API see Appendix F); and

(iv)	Any other certification applicable to the furnished material (e. g. Residues of Metals Catalysts & Reagents, Genotoxic Impurities, Kosher, Melamine, Viral Inactivation, etc...).
4.3.5	Temperature Monitoring Devices for In-Coming Materials

The Client is responsible for ensuring that the furnished API and all other furnished temperature sensitive materials are shipped to Patheon with the following conditions to ensure no temperature excursions occurred during transportation of the materials:

(i)

Ambient or Room Temperature APIs must be transported in a manner that reflects the label requirements.  Temperature stability data for the API to support label requirements will be provided to Patheon. If temperature stability data is not available, temperature monitoring devices will need to accompany each API shipment until this data is made available.

(ii)

APIs and other materials that require special storage conditions (e.g. 2-8°C, (-15)-(-25°C), “Do Not Freeze”, etc.) must be transported in a manner which reflects the label requirements of the material.  Temperature stability data for the API to support label requirements will be provided to Patheon.  As such, temperature monitoring devices will accompany each shipment of these materials unless validated shipping processes are followed.

4.3.6	In-Coming Material Release

Patheon will use established systems and procedures for the receipt of materials to ensure all incoming materials are checked against receiving documentation and purchase orders, and are properly labeled and identified.  Prior to use in the manufacture of any Product, material(s) will be inspected, tested and released by Patheon against the Specification approved by the Client.

4.3.7	Packaging Component Qualification

In all cases the Client is responsible for qualifying any packaging container closure system for use in Product, for example USP<660>, <661>, <670>, <671>, Poison Prevention Act (Child Resistance), etc., unless other provisions are agreed to.

4.4	Building, Facilities, Utilities and Equipment
4.4.1	General

All buildings and facilities used in the manufacturing, packaging, testing and storage of any materials and/or Product will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair.  Maintenance and cleaning records will be kept in accordance with Patheon’s SOPs.

Master Manufacturing Services Agreement

4.4.2	Equipment, Calibration and Preventative Maintenance

All equipment used in the manufacturing, packaging, testing and storage of any materials and/or Product will be suitable for its intended use and appropriately located to allow for cleaning and maintenance.  Calibration and maintenance records will be kept according to Patheon SOPs for all critical equipment. Patheon will calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product in accordance with Patheon’s SOPs.

4.4.3	Environmental Monitoring Program

Patheon will perform and maintain an environmental monitoring program.  The collected data will be reviewed and interpreted by the responsible person within Patheon’s quality unit.  Any out of limit results will be managed appropriately in accordance with Patheon SOPs.

4.5	Production Controls
4.5.1	Technical Transfer

For all processes related to the Product developed outside of Patheon, the Client will provide technical information to support a technical transfer, including development reports, critical Deviations and OOS, related CAPA, and other relevant aspects of the product performance history.

4.5.2	Master Batch Record

The Client will provide the Specifications to Patheon and Patheon will manufacture Product in accordance with the Specifications.

Patheon is responsible for preparing the master batch records for the Product, however, the Client is responsible to review and approve the master batch records prior to the manufacture of the Product unless otherwise agreed to in writing.

Patheon will not make changes to master batch records except through the established Patheon change control system, and all master document revisions will be approved by the Client’s quality unit unless otherwise agreed to in writing.  Any changes made to issued batch records (prior to master revisions) must be reviewed and approved by the Client’s quality unit prior to implementation unless otherwise agreed to in writing.

Patheon will maintain a batch numbering system designed to assure traceability of the product and associated documentation.

4.5.3	Reprocessing and Rework

Patheon will not reprocess or rework the Product without the prior written consent of the Client.

Reprocessing is defined as the introduction of material back into the process and repeating a step, (e.g. redrying, remilling) using the same equipment and techniques of the established manufacturing process.

Rework is defined as the introduction of material to one or more processing steps that are different from the established manufacturing process.

4.5.4	Personnel Training

Patheon will provide appropriate training for all employees.  Each person engaged in the manufacture, packaging, testing, storage, and shipping of the Product will have the education, training, and experience necessary, consistent with current cGMP and safety training requirements.

Master Manufacturing Services Agreement

4.6	Packaging, Labeling and Printed Materials
4.6.1	Master Batch Packaging Records

The Client will provide Patheon with the Specifications for all packaging components. Patheon will create, control, issue, and execute in accordance with the master batch packaging record and the Specifications.

Patheon will not make changes to master batch packaging records except through the established Patheon change control system, and all master document revisions will be approved by the Client’s quality unit. Any changes made to issued batch records (prior to Master revisions) must be reviewed and approved by the Client’s quality unit prior to implementation unless agreed to in writing.

Patheon will maintain a batch numbering system designed to assure traceability of the product and associated documentation.

4.6.2	Printed Material and Artwork

The Client will provide artwork and labelling text (blister, carton, leaflet, label etc.) Specifications to Patheon.  The labelling proofs must be reviewed and approved by the Client.

4.6.3	Test Methods and Method Validation

The Client will provide test methods and method validation for packaging components to Patheon. Where applicable, Patheon will provide test methods and validation for packaging components purchased from Vendors on the Patheon approved Vendor list only (Appendix C).

4.7	Deviation Reports (DRs)
4.7.1	Deviations

Patheon will document, investigate and resolve deviations from approved manufacturing/packaging instructions or Specifications in accordance with Patheon’s SOPs.

4.7.2	Notification of Deviations

Patheon will notify the Client within [**] Business Days if any significant deviation occurs during manufacture of the Product, where the deviation affects the quality, efficacy or availability of the Product.

4.7.3	Client Support

As part of the written notification acknowledgement, Client will confirm if they require approval of the DR within [**] Business Days.  If no response is received, Patheon will proceed to complete in the investigation without Client approval.  A copy of the closed DR will be provided to Client if required.

As the Product license holder and technical Product/process expert the Client will provide technical and/or Product quality assessments in support of DRs, if required.

If Client approval is required on a specific DR, Client will provide investigation comments or approval within [**] Business Days of receipt of draft or Patheon approved DR.  This Client approval will not be unreasonably withheld.

4.8	Release of Product
4.8.1	Test Methods and Specifications

Master Manufacturing Services Agreement

The Client will provide to Patheon the finished Product Specifications.

4.8.2	Batch Release for Shipment

Batch review and release for shipment will be the responsibility of Patheon’s Quality Assurance department who will act in accordance with Patheon's SOPs.

4.8.3	Certificate of Manufacture (Certificate of Compliance, Conformance, etc.)

For each batch certified by Patheon, Patheon will deliver to the Client a Certificate of Manufacture that will include a statement that the batch has been manufactured in accordance with cGMPs and the Specifications.

4.8.4	Certificate of Analysis

For each batch released by Patheon, Patheon will deliver to the Client a Certificate of Analysis with analytical data showing the batch complies with the Product Specifications.

4.8.5	Product Release

The Client will have sole responsibility for release of the Product to the market.  When Patheon EU Qualified Person (“QP”) services are employed, Patheon QP may release the Product for distribution on behalf of the Client.

4.9	Validation
4.9.1	Master Validation Plan

Patheon will establish applicable master validation plans and maintain a validation program for the Product.  The Client will review and approve performance qualification and process validation protocols and reports for the Product.

4.9.2	Cleaning Validation Program

The Client will provide required information (i.e. LD50, toxicity, solubility, batch size, fill volume, product min dose/70Kg patient) to establish cleaning limits.

In addition the Client will inform Patheon of any planned changes in dosing strategies, particularly smallest therapeutic and largest single dose prior to change in clinic or market to ensure cleaning limits justification remain applicable.

Patheon will maintain an appropriate cleaning and cleaning validation program.

4.9.3	Analytical Method and Procedure Validation

The Client will provide to Patheon non-compendial test methods.  The Client must ensure that its analytical methods and manufacturing procedures (including packaging procedures) are validated.  If the methods and procedures are not validated by the Client, then Patheon may assist in validation.

4.9.4	Process Validation

Subject to the terms of the MSA, Patheon, with technical support from the client, will conduct process validation for commercial products consistent with the regulations and guidelines for the intended market.  The Client will support the process validation program by supplying development details, technical Specifications and submission details.  Following the initial process and packaging validation, Patheon and the Client will be responsible to periodically assess the validated state of the product and conduct revalidation as necessary.

Master Manufacturing Services Agreement

4.10	change control
4.10.1	General

Patheon will notify the Client in accordance to Patheon’s SOPs before implementing any proposed changes to the process, materials, testing, equipment or premises, where such changes may directly affect the Product.

The Client will be responsible for determining whether or not to initiate registration variation procedures, post approval changes, etc..., and for maintaining adequate control over the quality commitments of the marketing authorization made to the regulatory authorities by the Client for the Products.

The Client will review and provide any comments, regulatory advice, or Product implementation requirements related to any changes within [**] days of notice.  Patheon will proceed with implementation of changes if no response is received after [**] days.

Following validation of a process change, Patheon will deliver a copy of the related validation report to the Client and the associated stability data, if applicable, as it becomes available.

4.11	Documentation
4.11.1	Record Retention

Patheon will maintain all batch records for a minimum of [**] past Product expiry date and supply all these records to the Client upon request. Patheon will maintain records and evidence on the testing of raw materials and packaging/labeling materials for [**] after the materials were last used in the manufacture or packaging/labeling of the Product.

4.11.2	Batch Document Requisition

At the request of the Client, Patheon will provide a copy of any of the executed batch documents relating to Products to the Client as soon as reasonably possible.  This does not apply to processes that Patheon considers proprietary (e.g. specific gel capsule technologies).

4.11.3	Record Destruction

Following the expiry of the retention period, Patheon will provide notice to Client in accordance with the contact information set forth in Appendix B (or as updated in writing from time to time) of its intent to destroy the documents.  Client will have [**] days from the date of Patheon’s notice to notify Patheon in writing if Client wishes to have documents returned.  Client will then have up to [**] days from the date of Patheon’s notice to remove the documents from Patheon’s premises.

Patheon assumes no responsibility for documents destroyed after the expiry of the [**] day limit above.  Client will be solely responsible for providing Patheon with up-to-date contact information for notification purposes.

4.12	Laboratory Controls
4.12.1	Specifications and Test Methods

Patheon will test and approve starting material, intermediate, and the finished Product in accordance with the approved Specifications, analytical methods, and Patheon’s SOPs.

The Client will provide to Patheon the API Specifications for furnished API, including a certificate of analysis for each batch.

Master Manufacturing Services Agreement

The Client will supply any required reference standards that are not readily available through a commonly recognized source.  These reference standards must be accompanied by a Certificate of Analysis listing the expiration date and any correction factors that need to be applied.

4.12.2	Out of Specifications (OOS) / Out of Trend (OOT)

Patheon and Client will notify each others’ quality unit of confirmed out-of-Specification (“OOS”) or out-of-trend (“OOT”) results within [**] Business Days.

If Client approval is required on a specific OOS, Client will provide investigation comments or approval within [**] Business Days of receipt of draft or Patheon approved OOS.  This Client approval will not be unreasonably withheld.

For all confirmed OOS results generated by Patheon, Patheon will generate a DR type deviation as per Patheon SOPs and obtain approval of the DR from the Client’s responsible person within their quality unit.  This Client approval will not be unreasonably withheld.

4.13	Stability
4.13.1	Sample Storage

Patheon will store stability samples if and as required under the MSA.

4.13.2Stability Studies

The Client will develop and validate stability indicating assay(s) prior to process validation.  If required, Patheon may assist with this activity.

If applicable, Patheon will conduct stability studies in accordance with the agreed and validated stability testing analytical methods at the agreed upon testing points in accordance with the agreed stability protocol.

Patheon will perform the stability testing described in a stability protocol agreed to by both Patheon and the Client.  Stability data will be provided by Patheon to the Client on an ongoing basis as agreed to by both parties.

4.13.3	Stability Failures

Patheon will notify the Client of any potential OOS within [**] of the potential OOS being identified.

Client will notify regulatory agencies in accordance with Section 4.17 of this Agreement.

4.13.4	API and Product Retest and Expiry Date

The Client will be responsible for establishing and approving the Retest and Expiry Date for all API and Product in compliance with all applicable regulatory requirements.

4.14	Annual Product Review
4.14.1	Annual Product Review

The Client will complete Annual Product Review (“APR”) in accordance with regulatory requirements of the Product marketed authorization, for example 21CFR 314.81(b)(2).  Patheon will provide copies of all information and correspondence necessary to support the APR when requested by the Client.

Client will provide a copy of the approved Final APR (redacted as applicable) where required.

Master Manufacturing Services Agreement

4.14.2	Product Quality Report

Patheon will perform annual Product Quality Reports (“PQR”) applicable to the Services after commencement of commercial activities in compliance with all applicable regulatory requirements, for example 21CFR211.180e.  This will include, for example, status of batches processed, status of product deviations/investigations/CAPA, trending of complaints, status of stability studies maintained by Patheon, status of change controls, statistical trending of the finished product test results performed by Patheon, and a summary report of applicable finished product retained sample inspection. The PQR will be provided [**] after each anniversary date, unless agreed otherwise in writing.

Upon receipt of the PQR from Patheon, the Client will complete the Final PQR with applicable Product information that Patheon does not have.  The Client will notify Patheon of any issues detected during the Final PQR potentially affecting processes supported by Patheon and will provide a summary of any related concerns or issues related to the services provided prior to Final PQR completion.  Client will provide a copy of the approved Final PQR (redacted as applicable) where required.

4.15	Storage and Distribution
4.15.1	General

Patheon will store and ship Product in accordance with the agreed qualified (and where required, validated) temperature, packaging, monitoring, and transportation requirements specified by the Client.

4.15.2	Product Storage and Shipment Changes

Patheon will communicate any proposed changes in storage or shipping to the Client for review and approval.  Client approval will not be unreasonably withheld.

4.15.3	Product Quarantine

Patheon will have a system in place for assuring that unreleased Product is not shipped unless authorized by the Client’s quality unit.

4.16	Product Complaints
4.16.1	Complaint Investigation

The Client is responsible for investigating and resolving all medical and non-medical Product complaints, adverse events, etc....  Patheon will assist in the investigations involving all Patheon manufacturing and packaging type Product complaints related to the Manufacturing Services provided.

The Client is responsible to comply with all pharmacovigilence legislation.

Patheon will inform the Client within [**] of any complaints Patheon becomes aware of from other sources.

4.16.2	Complaint Sample Retrieval

The Client is responsible for retrieving complaint sample(s) and forwarding them to Patheon in a timely manner to facilitate a complete and comprehensive investigation.  If the complaint sample(s) cannot be obtained and provided to Patheon, the Client will provide a written explanation detailing the reasons as to why the complaint sample cannot be obtained.

Master Manufacturing Services Agreement

In order for Patheon to conduct a valid investigation, the Client must provide:

(i)

A physical sample of the Product which triggered the Complaint.  An alternate option is for the Client to provide clear multiple digital photographs.  In those cases where a physical sample or photos are impossible to be retrieved and provided, Client documentation must be provided as evidence that reasonable efforts were made to obtain a sample.

(ii)	Special handling instructions for the returned sample (i.e. refrigeration, Health & Safety concerns based on product, security for controlled drugs / narcotic) as applicable.
(iii)

Complete, clear concise information from the complainant.  This information needs to be reviewed by the Client prior to forwarding to Patheon and assessed on completeness before processing the Complaint to Patheon.  These include the following, as applicable

a.	Descriptive detailed odour descriptions
b.	Full Product Name, Lot number(s) (Patheon and Client), Dosage Form, Strength, pack size, Product Code Number (Patheon and Client), Expiry date
c.	Complaint Origin
d.	Market Country
e.	Client Complaint Number
f.	Client Severity Assignment
g.	Client Complaint Classification
4.17	Product Recall
4.17.1	Product Recall Notification

The Client and Patheon will notify each other about a Product Recall or other regulatory type product notification (e.g. US field alert, confirmed stability OOS notifications, suspected falsified product, etc…) related to the Product as soon as possible, but, in any event, prior to informing the appropriate regulatory authorities.

The Client will be responsible for all related Recall activities.  In the event of a confirmed falsified Product, the client will take all appropriate measures to physically and securely segregate Product from the legitimate Product supply chain, and the Client will inform the applicable authorities.  Patheon will assist in the investigations involving all Patheon manufacturing and packaging type Product complaints related to the Manufacturing Services provided.

Patheon will supply Client any related documentation, as requested, to support the Recall or other actions, including investigating Patheon activities as a deviation as outlined in Section 4.7.  Affected products at Patheon’s facility will be quarantined and labeled according to Patheon’s SOP.

4.17.2	Government Agency Notification

The Client will notify the appropriate regulatory authorities of any Field Alert, Recall, Falsified Product, etc… type quality issues.

The Client will perform the Product recall and will communicate with the appropriate regulatory authorities.

Where legislated, Patheon reserves the right to notify regulatory authorities of Product quality issues.  Patheon will inform the Client prior to any notification to the regulatory authorities.

Master Manufacturing Services Agreement

4.17	Reference and retention Samples
4.18.1	Excipient, Primary and Printed Packaging Materials, and Active Ingredient Reference Sample

Patheon will keep a reference sample of each material supplied to Patheon and used to manufacture the Product.  The reference sample will consist of at least [**] times the necessary quantity for all Quality Control tests required to determine whether the materials meet required Specifications.

Where applicable each packaging site will keep reference samples of each batch of primary and printed packaging materials.

The reference samples will be stored by Patheon under controlled conditions in accordance with cGMP storage requirements for [**] beyond the expiration date of the last batch of product containing the materials. The reference samples will be made available by Patheon to the Client, if requested.

4.18.2	Finished Product Retention Sample

Retention samples of finished Product will be retained by Patheon for [**] past Product expiry or such longer period as required by law.  Where applicable, the legal sample(s) of finished Product must be retained by the Client.

4.18.3	Sample Destruction

Following the expiry of the retention period, Patheon will provide notice to Client in accordance with the contact information set forth in Appendix B (or as updated in writing from time to time) of its intent to destroy the samples.  Client will have [**] days from the date of Patheon’s notice to notify Patheon in writing if Client wishes to have samples returned.  Client will then have up to [**] days from the date of Patheon’s notice to remove the samples from Patheon’s premises.

Patheon assumes no responsibility for samples destroyed after the expiry of the [**] day limit above.  Client will be solely responsible for providing Patheon with up-to-date contact information for notification purposes.

*   *   *

Master Manufacturing Services Agreement

IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Quality Agreement as of the Effective Date identified on the first page:

TETRAPHASE PHARMACEUTICALS, INC.

By:	Date:
Name:
Title:

PATHEON ITALIA S.p.A

By:	Date:
Name:
Title:

Master Manufacturing Services Agreement

Section 5: APPENDICES

note, appendices can change independent of the Quality Agreement upon written confirmation by each party.

•	Appendix A: Product(s)
•	Appendix B: Quality Contacts
•	Appendix C: Patheon Approved Supplier List
•	Appendix D: Client Approved Supplier List
•	Appendix E: Patheon Approved Contract Manufacturers and Laboratories List

Master Manufacturing Services Agreement

Appendix A TO THE QUALITY AGREEMENT BETWEEN TETRAPHASE PHARMACEUTICALS, INC. AND PATHEON DATED <EFFECTIVE DATE HERE>:

Product(s)

Product (s)	Dosage Form	Dosage (Strength)

Master Manufacturing Services Agreement

Appendix B TO THE QUALITY AGREEMENT BETWEEN TETRAPHASE PHARMACEUTICALS, INC. AND PATHEON DATED <EFFECTIVE DATE HERE>:

Quality Contacts

	Patheon	(Client)
Responsibility	QUALITY ASSURANCE	QUALITY ASSURANCE
Name
Title
Phone
E-mail
Address
Responsibility	QUALITY CONTROL	QUALITY CONTROL
Name
Title
Phone
E-mail
Address
Responsibility	BUSINESS	BUSINESS
Name
Title
Phone
E-mail
Address

Master Manufacturing Services Agreement

Appendix C TO THE QUALITY AGREEMENT BETWEEN TETRAPHASE PHARMACEUTICALS, INC. AND PATHEON DATED <EFFECTIVE DATE HERE>:

Patheon Approved Vendor List

MATERIAL NUMBER	DESCRIPTION	MANUFACTURER NAME	MANUFACTURER CITY/PROVINCE/ STATE

Master Manufacturing Services Agreement

Appendix D TO THE QUALITY AGREEMENT BETWEEN TETRAPHASE PHARMACEUTICALS, INC. AND PATHEON DATED <EFFECTIVE DATE HERE>:

Client Approved Vendor List

MATERIAL NUMBER	DESCRIPTION	MANUFACTURER NAME	MANUFACTURER CITY/PROVINCE/ STATE

Master Manufacturing Services Agreement

Appendix e TO THE QUALITY AGREEMENT BETWEEN TETRAPHASE PHARMACEUTICALS, INC. AND PATHEON DATED <EFFECTIVE DATE HERE>:

PATHEON APPROVED CONTRACT MANUFACTURERS AND lABORATORIES LIST

Contractor Name	Address	Contact Information

This list does not include any contractors specified by individual clients of Patheon Inc.

In addition to Patheon Inc.’s Quality Control Laboratory, the approved contract labs are used only in situations when:

a)	Patheon Inc., does not have the equipment to perform the testing, or,
b)	Patheon Inc., does not have enough resources available to perform the testing

Master Manufacturing Services Agreement

Appendix e TO THE QUALITY AGREEMENT BETWEEN TETRAPHASE PHARMACEUTICALS, INC. AND PATHEON DATED <EFFECTIVE DATE HERE>:

APPENDIX E: API starting materials EU requirementS

The Customer is responsible for providing Patheon with the following on any supplied API:

Registration information

-all registered API manufacturing sites including addresses & functions;

-approved registered file (CTD module 3.2.S) and any relevant update;

-	latest Certificate of suitability to the European Pharmacopoeia (CEP), Active Substance Master File (ASMF) or scientific data in force (as applicable).

Regulatory compliance information

-for API sourced from an EU Member State:

o	proof of the manufacturer, distributor & importer registration in the relevant Member State (EUDRA GMDP);
o	manufacturer GMP & distributor GDP certificate from the National Competent Authority as available (EUDRA GMDP);
-	for API sourced from a non listed Third country (waiver for listed ones):
o	EU Member State or foreign authority GMP certificate;
o	API EU GMP compliance “written confirmation” as per official template;
-	for all: TSE/ BSE (or viral safety where applicable), Residual Solvents, Genotoxic Impurities, Residues of Metal Catalyst and Reagent information.

Quality compliance information

-Proof of the API manufacturer GMP/GDP compliance via audit reports (on site availability);

-Well identified and documented API supply chain (including API manufacturers, brokers,

•traders, repackers, relabellers, micronisers and importers).

Current EU regulation references

-	Compilation of the Community Procedures on Inspections and Exchanges of Information (version in force):
o	Union format for registration of Manufacturer, Importer or Distributor of Active Substance;
o	Union format for a GMP certificate [including active substances];
o	Union format for a GDP certificate for active substances to be used as starting materials.
-	GMP Guide Part I: Basic Requirements for Medicinal Products (version in force):
o	Chapter 5: Production ;
o	Chapter 7: Outsourced activities,
-	GMP Guide Part II: Basic Requirements for Active Substances used as Starting Material (version in force).
-	GMP Guide Q&As – Part II: questions 8,9,10 (version in force).

Master Manufacturing Services Agreement

-	GDP for active substances: [SANCO/D/6/SF/mg/ddg1.d.6(2013)179367] draft (FEB/2013).
-	Directive 2011/62/EU (JUL/2011) articles 46, 46 b (2), 47, 111b and derivative texts:
o	Implementing decision on the assessment of a third country’s regulatory framework applicable to active substances of medicinal products for human use [2013/51/EU] (JAN/2013);
o	Template for written confirmation [SANCO/SFS/SF/mg/ddg1.d.6(2013)118630] (version in force) & Q&As [SANCO/D/6/] (version in force);
o	Implementing regulation on principles and guideline for GMP for AS [(EU) n°1252/2014] (MAY/2014)
-

EMA/334808/2014: Qualified Person’s declaration concerning GMP compliance of the active substance manufacture - “The QP declaration template” and guidance for the “QP declaration template EMA/196292/2014 (version in force).

-	EMA/410/01: Note for guidance on guidance on minimising the risk of transmitting animal spongiform encephalopathy agents via human and veterinary medicinal product (version in force).
-	Ph. Eur. 5.2.8: Minimising the risk of transmitting animal spongiform encephalopathy agents via human and veterinary medicinal products.
-	EU EMA/CHMP/ICH/82260/2006: (ICH topic Q3C R5) Impurities - guideline for residual solvents (version in force) + annexes I & II CPMP/QWP/450/03 (version in force)
-	Ph. Eur. Chapter 5.4: Residual Solvents.
-	EMEA/CHMP/SWP/4446/2000: Guideline on the specification limits for residues of metal catalysts or metal reagents (version in force).
-	Ph Eur Chapter 5.20: Metal catalyst and metal reagents residues.
-	ICHQ3D Draft guideline for elemental impurities (step 4) (DEC/2014).
-	CPMP/SWP/5199/02 - EMEA/CHMP/QWP/251344/2006: Guideline on the limits of genotoxic impurities (version in force) + Q&As EMA/CHMP/SWP/431994/2007 (version in force).

Master Manufacturing Services Agreement

EXHIBIT C

QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	TETRAPHASE PHARMACEUTICALS, INC.

FROM:	PATHEON UK LIMITED [or applicable Patheon Affiliate]

RE:	Active Materials quarterly inventory report under Section 2.2(a) of the Master Manufacturing Services Agreement dated • (the "Agreement")

Reporting quarter:

Active Materials on hand
at beginning of quarter:	kg	(A)

Active Materials on hand
at end of quarter:	kg	(B)

Quantity Received during quarter:	kg	(C)

Quantity Dispensed[1] during quarter:	kg
(A + C – B)

Quantity Converted during quarter:	kg
(total Active Materials in Products produced
and not rejected, recalled or returned)

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON UK LIMITED	DATE:
[or applicable Patheon Affiliate]

Per:
Name:
Title:

[1]

Excludes any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the quarter.

Master Manufacturing Services Agreement

EXHIBIT D

REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION

AND CALCULATION OF ACTUAL ANNUAL YIELD

TO:	TETRAPHASE PHARMACEUTICALS, INC.

FROM:	PATHEON UK LIMITED [or applicable Patheon Affiliate]

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Master Manufacturing Services Agreement dated • (the "Agreement")

Reporting Year ending:

Active Materials on hand
at beginning of Year:		kg	(A)

Active Materials on hand
at end of Year:		kg	(B)

Quantity Received during Year:		kg	(C)

Quantity Dispensed[2] during Year:		kg	(D)
(A + C – B)

Quantity Converted during Year:		kg	(E)
(total Active Materials in Products produced
and not rejected, recalled or returned)

Active Materials Credit Value: USD/EUR		/ kg	(F)

Target Yield:		%	(G)

Actual Annual Yield:		%	(H)
((E ∕ D) * 100)

Shortfall:	USD/EUR		(I)
(((G – 5) - H) ∕ 100) * F * D	(if a negative number, insert zero)

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of USD/EUR              .

[2]

Excludes any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or consumed in technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation, or test batches manufactured during the Year.

Master Manufacturing Services Agreement

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON UK LIMITED

[or applicable Patheon Affiliate]

Per:
Name:
Title:

ActiveUS 163370610